UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Herbalife Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERBALIFE LTD.

September 26, 2005

Dear Fellow Shareholder:

We are pleased to enclose information about the Annual General Meeting of Shareholders of Herbalife Ltd. (the “Company”), to be held on Wednesday, November 2, 2005, at 4:00 p.m., Pacific Standard Time, at The Park Hyatt Hotel at 2151 Avenue of the Stars, Los Angeles, CA 90067. As discussed in more detail in the enclosed Proxy Statement, at the meeting you will be asked to consider proposals to:

1.     Elect three directors, each for a term of three years;

2.     Approve the Company’s 2005 Stock Incentive Plan;

3.     Approve the Company’s Executive Incentive Plan; and

4.     Ratify the appointment of the Company’s independent registered public accountants for fiscal 2005.

MY FELLOW DIRECTORS AND I HAVE UNANIMOUSLY APPROVED THE PROPOSALS INCLUDED HEREIN AND RECOMMEND YOU VOTE FOR THEIR APPROVAL.

Best Regards,

MICHAEL O. JOHNSON
Chief Executive Officer

YOUR VOTE IS IMPORTANT.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT
AS PROMPTLY AS POSSIBLE.

HERBALIFE LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, November 2, 2005

To the Shareholders:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Herbalife Ltd., a Cayman Islands exempted limited liability company (the “Company”), will be held on Wednesday, November 2, 2005, at 4:00 p.m., Pacific Standard Time, at The Park Hyatt Hotel at 2151 Avenue of the Stars, Los Angeles, California 90067 for the following purposes:

1.                To elect three directors, each for a term of three years.

2.                To approve the Company’s 2005 Stock Incentive Plan.

3.                To approve the Company’s Executive Incentive Plan.

4.                To ratify the appointment of the Company’s independent registered public accountants for fiscal 2005.

5.                To act upon such other matters as may properly come before the Annual General Meeting of Shareholders.

Each of the above proposals will be proposed as Ordinary Resolutions as permitted by the Companies Law (2004 Revision).

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on September 16, 2005, are entitled to notice of and to vote at the meeting and any subsequent adjournment(s) or postponement(s) of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible. Shareholders attending the meeting may vote in person even if they have returned a proxy card.

Sincerely,

BRETT R. CHAPMAN
General Counsel and Secretary
Los Angeles, California	September 26, 2005

HERBALIFE LTD.

c/o Herbalife International, Inc.
1800 Century Park East
Los Angeles, California 90067

PROXY STATEMENT FOR 2005
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Herbalife Ltd. (“we,” “our,” “us,” “Herbalife” and the “Company”), is calling an Annual General Meeting of Shareholders (the “Meeting”), to be held on Wednesday, November 2, 2005, at 4:00 p.m., Pacific Standard Time, at The Park Hyatt Hotel at 2151 Avenue of the Stars, Los Angeles, California 90067.

At the Meeting, our shareholders will be asked to consider proposals to:

1.                Elect three directors, each for a term of three years;

2.                Approve the Company’s 2005 Stock Incentive Plan;

3.                Approve the Company’s Executive Incentive Plan;

4.                Ratify the appointment of the Company’s independent registered public accountants for fiscal 2005; and

5.                To act upon such other matters as may properly come before the Meeting.

Our Board of Directors unanimously recommends that you vote in favor of the proposals outlined herein. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote by completing and returning the enclosed proxy card.

You should carefully read this Proxy Statement in its entirety prior to voting on the proposals outlined herein. This Proxy Statement is dated September 26, 2005, and is first being mailed to shareholders of the Company on or about September 26, 2005.

i

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

Information Concerning Solicitation and Voting

Place, Time and Date of Meeting   This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Wednesday, November 2, 2005, at 4:00 p.m., Pacific Standard Time, and at any subsequent adjournment(s) or postponement(s) of the Meeting, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at the Park Hyatt Hotel, 2151 Avenue of the Stars, Los Angeles, California 90067. Our telephone number is c/o Herbalife International, Inc. at (310) 410-9600.

Record Date and Voting Securities   Only shareholders of record at the close of business on September 16, 2005 (the “Record Date”), are entitled to notice of and to vote at the Meeting. The Company has one series of Common Shares outstanding. As of September 16, 2005, 69,324,921 Common Shares, representing the same number of votes, were issued and outstanding and held of record by 1,357 registered holders.

Voting.   Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present or represented by proxy for the transaction of business at the Meeting. Abstentions will be counted in establishing a quorum.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Abstain” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For each other proposal, the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Meeting that are present in person or by proxy and who do vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

If you hold your Common Shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on those matters and will not be counted in determining the number of votes necessary for approval. Common Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your Common Shares on the election of directors and the ratification of KPMG LLP as our independent registered public accountants, even if the broker does not receive voting instructions from you. Under the rules of the New York Stock Exchange (“NYSE”), your broker may not vote your Common Shares on the proposals relating to the Company’s 2005 Stock Incentive Plan and Executive Incentive Plan. Without your voting instructions on these items a broker non-vote will occur.

Revocability of Proxies   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (a) delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the Meeting and voting in person.

Solicitation Expenses.   This solicitation of proxies is made by the Board of Directors and all related costs will be borne by the Company. Proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally, by telephone, facsimile or electronic mail. Except as described above, we do not presently intend to solicit proxies other than by mail.

An investment group led by Whitney & Co., LLC (“Whitney”) and Golden Gate Private Equity, Inc. (“Golden Gate Capital” and together with Whitney, the “Equity Sponsors”), who collectively hold approximately 60.1% of the Company’s Common Shares, have indicated that they will vote their shares in favor of each of the proposals contained in this Proxy Statement. Please be advised that should the Equity Sponsors vote as they have indicated, their vote is sufficient to satisfy the quorum and voting requirements under the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”) and Cayman Islands law, as currently in effect, necessary to adopt the proposals set forth in this Proxy Statement.

This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for complete information. The summaries are qualified in their entirety by reference to the complete text of the agreements and the Memorandum and Articles of Association. In the event that any of the terms, conditions or other provisions of any such agreement or the Memorandum and Articles of Association is inconsistent with or contrary to the description or terms in this Proxy Statement, such agreement or document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under “Additional Information—Annual Report, Financial and Additional Information.”

PROPOSAL 1:
THE ELECTION OF DIRECTORS

The Memorandum and Articles of Association presently provide for not less than one nor more than fifteen directors. The Memorandum and Articles of Association divide the Board of Directors into three classes, with the terms of office of the directors of each class ending in different years. The current terms of office of Class I directors end at the Meeting. The current terms of office of Classes II and III end at the annual general meetings in 2006 and 2007, respectively. Currently each class has four directors.

The nominees for Class I are to be voted upon at the Meeting. The Board of Directors has nominated Peter M. Castleman, Michael O. Johnson and John Tartol for election as Class I directors to serve three-year terms expiring at the 2008 annual general meeting. Mr. Tartol’s nomination was recommended by the nominating and corporate governance committee of the Board of Directors. The Board of Directors has resolved that the number of our directors will decrease from 12 to 11 after the Meeting. Accordingly, following the election that takes place at the Meeting, Class I will have three directors.

The Company did not receive any nominations for director from any shareholders.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed above. The form of proxy does not permit shareholders to vote for a greater number of persons than three. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

The table below sets forth information about the three nominees and the directors whose terms of office continue beyond the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” MESSRS. CASTLEMAN, JOHNSON AND TARTOL, AS DIRECTORS.

NOMINEES

Name and Experience	Class	Director Since

Peter M. Castleman is the Chairman of our Board of Directors. Mr. Castleman is Managing Partner of Whitney, a position that he has held for more than a decade. Prior to joining Whitney over fifteen years ago, Mr. Castleman was with Morgan Stanley & Co. and prior to that with J.P. Morgan & Co., Inc. Mr. Castleman received his MBA from Harvard Business School and his undergraduate degree from Duke University. Mr. Castleman is currently a director of several private companies. He was previously a director of numerous other companies, including The North Face, Inc., Advance Paradigm, Eon Labs Inc., and Pharmanex, Inc.

	I	2002

Michael O. Johnson is Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 after 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson is currently a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

	I	2003

John Tartol has been an independent Herbalife distributor for 24 years and a member of the International Chairman’s Club since 2000. He is active in training other Herbalife distributors all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Family Foundation. He has a bachelor’s degree in finance from the University of Illinois.	I	—

CONTINUING DIRECTORS

Name and Experience	Class	Director Since
Kenneth J. Diekroeger is a Managing Director of Golden Gate Capital, a position he has held since its inception in 2000. From 1996 to 2000, Mr. Diekroeger was a managing director and partner with American Industrial Partners. Earlier in his career, Mr. Diekroeger was a consultant at Bain & Company. Mr. Diekroeger received his MBA from Stanford University and his Bachelor of Science in Industrial Engineering from Stanford University. He is currently a director of several private companies.	II	2002
James H. Fordyce is a partner with certain Whitney-affiliated entities and has been with Whitney since July 1996. Prior to joining Whitney, Mr. Fordyce was with Heller Financial and prior to that with Chemical Bank. Mr. Fordyce received his MBA from Fordham University and his undergraduate degree from Lake Forest College. Mr. Fordyce currently is a director of several private companies.	II	2002
Leon Waisbein has been an independent Herbalife distributor for 14 years. A member of the Chairman’s Club since 1995, Mr. Waisbein has built a successful organization in more than 30 countries. He has been active in training Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife. He is Chairman of a charity foundation supporting disabled children and an active volunteer for the Herbalife Family Foundation. He has a bachelor’s degree in life science.	II	2005

Charles L. Orr is self-employed as an independent director and advisor to companies operating in the e-commerce, financial services and direct selling industries. From 1993 through 2000, Mr. Orr was President and CEO of Shaklee Corporation which included the brand names of Harry and David, Jackson and Perkins and Shaklee. From 2003 to the present, Mr. Orr has served as the Chairman of the Scientific Advisory Board for Swiss Medica, Inc., a Toronto-based bio-science marketing and distribution company. Mr. Orr served as a director of Provident Mutual Life Insurance Company from 1995 through 2002. His prior business affiliations include CIGNA, Continental Insurance, Federated Investors, RCA Computer Systems, Southwestern Life and Xerox. Mr. Orr received his MBA from the University of Connecticut and his Bachelor of Arts from Wesleyan University. He is an advisor to several private companies, a former director of Provident Mutual Life Insurance Company and currently serves as a board member of the Direct Selling Education Foundation, a position he has held since 2001, and of Swiss Medica, Inc., a position he has held since 2005.

	II	2002

Jesse T. Rogers is a Managing Director of Golden Gate Capital, a position he has held since its inception in 2000. Prior to joining Golden Gate Capital, Mr. Rogers was a partner at Bain & Company for over ten years, where he served as the West Coast head of the consumer products practice and founded Bain & Company’s worldwide Private Equity Group. Mr. Rogers received his MBA from Harvard Business School and his Bachelor of Arts from Stanford University. He is currently a director of several private companies and previously served as a director of Beringer Wine Estates and Bain & Company.	III	2002

Leroy T. Barnes, Jr. is the retired Vice President and Treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was Vice President and Treasurer of Gap, Inc. Prior to that, Mr. Barnes was with Pacific Telesis Group/SBC Communications and prior to that with UC Press. Earlier in his career, Mr. Barnes was a consultant at Deloitte & Touche. Mr. Barnes received his Bachelors and Masters degrees from Stanford University, and his MBA in Finance from Stanford Business School. Mr. Barnes is a member of the boards of directors of Longs Drug Stores, Inc., a retail drug store chain, the McClatchy Newspaper Company, Inc., a newspaper and Internet publisher, and Citizens Communications, Inc., a telecommunications-focused company.

	III	2004

Richard P. Bermingham is President of Marlena Partners, a spec home builder located in San Clemente, California. Mr. Bermingham has over 40 years of business experience and was Chairman of the Board of Bermingham Investment Company from 1997 to 2004. From 1994 to 1997, Mr. Bermingham was the Vice Chairman of the Board of American Golf. Mr. Bermingham worked for Collins Food International, which was acquired by Sizzler International, Inc., from 1967 to 1994. He served as the Chief Executive Officer and a member of the board of directors of the publicly traded company for the period from 1987 to 1994. Mr. Bermingham currently serves on the boards of Jordano’s, Inc., Special Value Expansion Fund, LLC, Interactive Health, Inc. and Encanto Restaurants LLC, the latter two of which are companies controlled by Whitney or affiliates thereof. Additionally, Mr. Bermingham serves on the Advisory Board of Missouri River Plastics. Mr. Bermingham was a certified public accountant and received his Bachelor of Science from the University of Colorado.

	III	2004
Peter Maslen is CEO of The Hanson Maslen Group, LLC, which he co-founded in 2003. From 1999 to 2003, he served as President of Starbucks Coffee International. Prior to that, he was President of Tricon Restaurants Central Europe, a spin-off from PepsiCo where he held senior management positions in Asia and Europe. Earlier, with Mars, Inc., Mr. Maslen held various leadership roles around the world.	III	2004

Director Independence

Our Board of Directors has affirmatively determined that Messrs. Barnes, Bermingham, Maslen and Orr are independent under section 303A.02 of the NYSE listing standards and the Company’s Categorical Standards of Independence, which are attached hereto as Appendix A. The NYSE’s independence guidelines include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationships that violated these tests. We currently expect that over the course of approximately three years the number of our directors will decrease to nine. We anticipate that the percentage of independent directors on our board will increase over such time.

As a result of the disposition agreement and voting agreement by and among certain affiliates of our Equity Sponsors described under “Certain Relationships and Related Transactions,” we are deemed to be a “controlled company” within the meaning of the NYSE listing standards. Among other things, our status as a controlled company means that we are not subject to all of the NYSE corporate governance requirements that would otherwise be applicable, such as certain requirements set forth in Sections 303A.01 (regarding independent directors), 303A.04 (regarding the nominating and corporate governance committee), and 303A.05 (regarding the compensation committee). For example, as a controlled company we are not required to have independent directors comprise a majority of the members of our Board of Directors. When and if we cease to be a controlled company, we will comply with the additional requirements within the time frames prescribed by the NYSE listing standards.

Board Meetings

The Board of Directors met 12 times during fiscal 2004. All Board members attended at least 75% of the aggregate number of Board meetings and committee meetings held while such individuals were serving on the Board of Directors, with the exception of Mr. Prescott Ashe, who attended two of the three meetings of the committee on which he served prior to stepping down from the Board of Directors. Under the Company’s Principles of Corporate Governance, which are available on the Company’s Investor Relations website www.herbalife.com/index.cfm, by following the links to “Investor Relations” and “Corporate Governance,” each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. The Company was not required to, and did not hold, an annual general meeting in 2004.

It is the policy of the Board of Directors to hold four regularly scheduled meetings which are followed by executive sessions of non-management directors without the presence of management. Additional meetings of the Board of Directors and executive sessions of non-management directors may be held from time to time as required. Mr. Peter M. Castleman, the Chairman of the Board of Directors, serves as the presiding director at the executive sessions of non-management directors.

Director Compensation

Prior to July 29, 2005, each independent director received $25,000 per year for services as a director ($35,000 per year for the Chairman of the Audit Committee), plus (1) $5,000 for each board meeting attended by the director in person or $1,000 per board meeting attended telephonically, and (2) $2,500 for each meeting of a committee of the Board of Directors which the director attended either in person or telephonically. Each non-independent director received $1,000 per year for services as a director. Effective July 29, 2005, each non-employee director receives $25,000 per year for services as a director ($40,000 per year for the Chairman of the Audit Committee and $30,000 for the Chair of all other committees), plus (1) $5,000 for each board meeting attended by the director in person or $1,000 per board meeting attended telephonically, (2) $2,500 for each committee meeting attended either in person or telephonically and (3) $100,000 annual equity grant equivalent for independent directors. Additionally, Mr. Orr, who has served as a director since 2002, was granted options to purchase 25,000 Common Shares at a strike price of $0.88 and options to purchase 25,000 Common Shares at a strike price of $3.52. In April 2005, Mr. Orr was granted options to purchase 41,667 Common Shares at a strike price of $14.93. Mr. Burdick a director since 2002, was granted options to purchase 25,000 Common Shares at a strike price of $0.88 and options to purchase 25,000 Common Shares at a strike price of $3.52. Mr. Burdick was also granted options to purchase 150,000 Common Shares at a strike price of $0.88 and options to purchase 150,000 Common Shares at a strike price of $3.52. Messrs. Barnes, Bermingham and Maslen were each awarded options to purchase 62,500 Common Shares at a strike price of $14.00 per share upon the listing of our Common Shares on the NYSE.

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including Mr. Castleman as the presiding director of executive sessions of non-management directors, may do so by writing to Herbalife Ltd., c/o Corporate Secretary, 1800 Century Park East, Los Angeles, CA 90067, or by email at corpsec@herbalife.com, indicating to whose attention the communication should be directed. Under a process approved by the nominating and corporate governance committee for handling letters received by the Company and addressed to non-management directors, the Secretary of the Company reviews all such correspondence and forwards to the non-management directors a summary and/or copies of any such correspondence that, in the opinion of the Secretary, deal with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the Board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee and compensation committee.

Audit Committee

Our audit committee consists of Messrs. Barnes, Bermingham and Maslen, each of whom are independent as defined in Section 303A.02 of the NYSE listing standards. As required by Section 303A.07 of the NYSE listing standards, the Board of Directors has determined that each of Messrs. Barnes, Bermingham and Maslen are financially literate, and that Mr. Bermingham is an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K. Mr. Barnes currently serves on the audit committee of three public companies in addition to that of the Company. However, as required by Section 303A.07 of the NYSE listing standards, the Board of Directors has determined that such simultaneous service would not impair his ability to effectively serve on the Company’s audit committee.

The principal duties of the audit committee are as follows:

•       to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•       to monitor the independence and performance of the Company’s independent auditors and internal auditing department; and

•       to provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.herbalife.com/index.cfm by following the links to “Investor Relations” and “Corporate Governance,” as Appendix B to this Proxy Statement and in print to any shareholder who requests it. In fiscal 2004, the audit committee met five times.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Castleman, Barnes, Diekroger and Johnson, of whom Mr. Barnes is independent as defined in Section 303A.02 of the NYSE listing standards.

The principal duties of the nominating and corporate governance committee are as follows:

•       to recommend to our Board of Directors proposed nominees for election to the Board of Directors by the shareholders at annual general meetings, based on an annual review as to the renominations of incumbents, as well as to recommend proposed nominees for election by the Board of Directors to fill vacancies that occur between annual general meetings of shareholders; and

•       to make recommendations to the Board of Directors regarding corporate governance matters and practices.

Working closely with the full Board of Directors, the nominating and corporate governance committee develops criteria for open board positions, taking into account such factors as it deems appropriate, including, among others, the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise. Applying these criteria, the nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well as management and shareholders. The nominating and corporate governance committee also retains a third-party executive search firm on an ad-hoc basis to identify and review candidates upon request of the committee from time to time.

Once the nominating and corporate governance committee has identified a prospective nominee, whether the prospective nominee is recommended by a shareholder or otherwise, it makes an initial determination as to whether to conduct a full evaluation, taking into account the information provided to the nominating and corporate governance committee with the recommendation of the candidate as well as the nominating and corporate governance committee’s own knowledge, supplemented as appropriate by inquiries to third parties. The preliminary determination is based primarily on the need for additional directors and the likelihood that the prospective nominee can satisfy the criteria that the nominating and corporate governance committee has established. If the committee determines, in consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the nominating and corporate governance committee. The committee then evaluates the prospective nominee against the specific criteria that it has established for the position, as well as the standards and qualifications set out in the Company’s Principles of Corporate Governance, including:

•       business experience and skills;

•       independence;

•       judgment;

•       integrity;

•       the ability to commit sufficient time and attention to board activities; and

•       the absence of potential conflicts with the Company’s interests.

If the nominating and corporate governance committee decides, on the basis of its preliminary review, to proceed with further consideration, the committee members, as well as other directors as appropriate, interview the nominee. After completing this evaluation and interview, the nominating and corporate governance committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate after considering the nominating and corporate governance committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board of Directors should notify the Company’s Secretary or any member of the nominating and corporate governance committee in writing with the supporting materials the shareholder considers appropriate, as described under “Additional Information—Shareholders Nominations.” The nominating and corporate governance committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Memorandum and Articles of Association relating to shareholder nominations as described in “Additional Information—Shareholder Proposals for the 2006 Annual General Meeting.”

Our Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.herbalife.com/index.cfm by following the links to “Investor Relations” and “Corporate Governance” or in print to any shareholder who requests it. In fiscal 2004, the nominating and corporate governance committee met one time.

Compensation Committee

Our compensation committee currently consists of Messrs. Rogers, Bermingham, Fordyce and Maslen, of whom Messrs. Bermingham and Maslen are “independent” as defined in Section 303A.02 of the NYSE listing standards.

The principal duties of the compensation committee are as follows:

•       reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer;

•       evaluating the performance of the Chief Executive Officer and, either as a committee or together with the other independent directors, determining and approving the compensation level for the Chief Executive Officer; and

•       making recommendations to the Board of Directors regarding compensation of other executive officers and certain compensation plans.

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s Investor Relations website at www.herbalife.com/index.cfm by following the links to “Investor Relations” and “Corporate Governance” or in print to any shareholder who requests it. In fiscal 2004, the compensation committee met six times.

Compensation Committee Report

The following is the report of the compensation committee of the Board of Directors with respect to executive compensation for the reporting period of January 1, 2004 through December 31, 2004. The compensation committee oversees the Company’s overall compensation structure, policies and programs, including the compensation of the Chief Executive Officer and other executive officers of the Company listed in the Summary Compensation Table appearing on page 27. During fiscal 2004, the compensation committee consisted of Jesse Rogers, James Fordyce, Ken Diekroeger, Steven Rodgers (through June 8, 2004), Peter Maslen (commencing December 13, 2004), and Richard Bermingham (commencing December 13, 2004), and met six times.

Compensation Philosophy

The purpose of the compensation committee’s executive compensation policies is to attract, motivate and retain high-quality key executives and provide incentives for the attainment of Herbalife’s strategic goals and objectives. It is the compensation committee’s practice to provide a mix of cash and equity-based compensation that it believes is appropriate to align the interests of executives with those of Herbalife’s shareholders.

The key elements of executive compensation are base salary, annual performance incentive awards and long-term equity-based incentive awards that have generally been in the form of stock options. As a new public company, the compensation committee’s focus during the reporting period was on continuing the assembly of a highly qualified top-management team to resolve legacy issues and move the Company successfully forward. Compensation philosophy was dictated by labor-market demands for recruiting experienced talent from outside the existing organization, and frequently from outside the industry, with an appropriate balance between recognizing performance and risks. This generally resulted in total compensation levels for the Named Executive Officers, as defined below, that the compensation committee believes were in the upper-quartile of competitive practice for similar companies.

Since the end of fiscal 2004, the compensation committee has retained an independent consultant to assist in formulating the ongoing pay philosophy and program structure for Herbalife. It is the compensation committee’s intent to emphasize variable performance-based compensation and continue to deliver upper-quartile pay when earned for corresponding results. There will also be an emphasis on equity compensation and executive ownership.

Base Salary

The compensation committee periodically reviews and determines the base salaries of the Named Executive Officers. Its determination with respect to the base salary of the Chief Executive Officer is subject to approval by the entire Board of Directors. In each case, the compensation committee takes into account the results achieved by the executive, scope of responsibilities and experience and competitive salary practices among peers.

Performance-Based Annual Incentive Awards

Earned annual incentives for fiscal 2004 were either as specified in hiring agreements or set according to a goal-driven annual incentive plan. The plan considered overall corporate net income and, as applicable, financial goals by region, country and department. There were also individual goals. Weightings varied by position, as did market-related target award levels and the range of threshold to maximum payment opportunities.

For those Named Executive Officers, including the Chief Executive Officer, whose awards were determined according to the plan, earned awards generally exceeded the target awards. This is because of strong financial performance in relation to the stated goals. Special one-time bonuses were also paid in association with the Company’s refinancing and initial public offering during the reporting period. Earned awards were paid in cash following the end of the year, unless voluntarily deferred by the executive into unfunded investment accounts or Company stock units under the Company’s Senior Executive Deferred Compensation Plan.

Long-Term Incentive Awards

Long term-term incentive awards attributable to the reporting period consisted solely of stock options granted under the Company’s 2004 Stock Incentive Plan. Stock options were the chosen long-term incentive vehicle because the compensation committee believed that they would be most effective in linking potential executive rewards to shareholder returns, and provide high potential performance leverage commensurate with the risks associated with the new public company’s success.

Stock options granted during the reported period were at 100% of fair market value on the grant dates with the exception of certain stock options granted in September 2004, shortly before the Company’s initial public offering. The grants were for ten-year terms, with annual installment vesting generally over five years as related to continued employment. Grant amounts were either as specified in hiring agreements or determined at time of grant. In all cases, the grant amounts were discretionary and took into account competitive reasonableness, job level, individual contribution, past grant history, and other relevant factors. The Chief Executive Officer recommended grants for the other Named Executive Officers, for review and approval by the compensation committee. The Chief Executive Officer’s options were determined by the compensation committee.

Compensation for the Chief Executive Officer

Mr. Johnson entered into an employment agreement with Herbalife when he joined the Company in April 2003, which specified certain terms of his initial and continuing pay package. The Board of Directors’ general view was that Mr. Johnson outperformed a set of demanding goals, including aggressive corporate net income targets for fiscal 2004. He was rewarded with a salary increase that brought him to the approximate competitive median. He also earned his annual incentive at the top of the earn-out schedule, plus a special cash award, all of which added to $2,450,000. The compensation committee approved an option grant to him for 500,000 Common Shares, on the same terms as options granted to other Named Executive Officers during fiscal 2004. The grant was to provide him with additional carried-interest ownership in the Company and increased incentive to build shareholder value. Further, it was to encourage his continued employment retention.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) limits the annual tax deduction of a public corporation for compensation in excess of $1 million for each of its chief executive officer and four other highest paid executive officers, unless the requirements for performance-based compensation are satisfied.

As a new public company during the reporting period, Herbalife was subject to certain exemptions from Section 162(m) under transition rules of the Code. Therefore, the compensation committee believes that all compensation attributable to the period qualified for deductibility by the Company. However, due to ambiguities and uncertainties in the application of Section 162(m) there can be no assurances. In order to preserve the ability to fully deduct future compensation from annual incentives and eligible equity grants, the Company is seeking shareholder approval of the Executive Incentive Plan and the 2005 Stock Incentive Plan at the Meeting, as described in “Proposal 2-Approval of the 2005 Stock Incentive Plan” on page 13 and “Proposal 3-Approval of the Herbalife Ltd. Executive Incentive Plan” on page 21.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Jesse Rogers, Chairman
Richard Bermingham
James Fordyce
Peter Maslen

Compensation Committee Interlocks and Insider Participation

From January 1 through December 15, 2004, the compensation committee consisted of Messrs. Ken Diekroeger, James Fordyce, Jesse Rogers and Steven Rodgers.  As of December 16, 2004, the

compensation committee consisted of Messrs. James Fordyce, Jesse Rogers, Richard Bermingham and Peter Maslen.

Mr. Steven Rodgers served as President and Treasurer of the Company until December of 2003.

Messrs. Diekroger, Fordyce, Jesse Rogers and Steven Rodgers are affiliated with our Equity Sponsors, and as a result, had an interest in the matters and the relationships with respect to our Equity Sponsors below under “Certain Relationships and Related Transactions.”

PROPOSAL 2:
APPROVAL OF THE 2005 STOCK INCENTIVE PLAN

On September 23, 2005, the Board of Directors, upon the recommendation of the compensation committee, adopted a resolution unanimously approving, and is recommending to the shareholders for their approval, the 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan will be effective upon approval by the shareholders. The Board of Directors has determined that the approval of the 2005 Plan is advisable and in the best interests of the Company and its shareholders and should be considered for approval by the shareholders.

Purposes and Effects of the Proposal

The Company currently maintains one active stock incentive plan for the purpose of granting stock-based compensation awards, the Herbalife Ltd. 2004 Stock Incentive Plan (the “2004 Plan”). As of September 1, 2005, there were 10,685,144 Common Shares subject to outstanding stock options, and a total of 2,038,095 Common Shares remained available for new award grants under the 2004 Plan. If the 2005 Plan is approved, no further awards will be granted under the 2004 Plan. However, the shares remaining available for issuance under the 2004 Plan will be absorbed by and become available for issuance under the 2005 Plan. In addition, Common Shares subject to outstanding awards that expire or are forfeited, terminated or otherwise cancelled or paid in cash in lieu of shares under the 2004 Plan, if any, will become available for awards under the 2005 Plan.

The Company believes that incentives and stock-based compensation awards motivate its employees, directors and consultants to focus on the objective of creating shareholder value and promoting the success of the Company. The Company also believes that incentive compensation plans are an important tool for attracting, retaining and motivating highly qualified, skilled employees, directors and consultants. As noted above, the Board of Directors approved the 2005 Plan, in part, because the number of shares available under the 2004 Plan does not provide flexibility to adequately provide for future incentives.

The 2005 plan authorizes the issuance of 4,000,000 Common Shares pursuant to awards, plus any shares that remain available for issuance under the 2004 Plan. In addition to the number of shares described in the preceding sentences, any shares associated with awards under the 2004 Plan that expire or are forfeited, terminated or otherwise cancelled or that are settled in cash in lieu of shares under the 2004 Plan shall become available for issuance under the 2005 Plan. The 2005 Plan further provides that each Common Share subject to a stock option or stock appreciation right award under the 2005 Plan will count against the aggregate share limit as one (1) share; however, each Common Share issued under the 2005 Plan with respect to restricted stock, stock units, performance units, or dividend equivalents will count against the aggregate share limit as two (2) shares. The per person, per year limit on shares subject to all awards granted under the 2005 Plan is 1,250,000. The per person, per year limit on the amount, in cash, that may be payable pursuant to that portion of a performance unit that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code of $5,000,000.

The terms of the 2005 Plan are substantially similar to the terms of the 2004 Plan; however, there are certain differences intended to provide the Company with greater flexibility in granting awards to employees, directors and consultants. Primarily, the 2005 Plan eliminates the separate sublimit contained in the 2004 Plan for awards of restricted stock, stock units and performance units, and replaces it with the fungible share formula described above. Although awards under the 2004 Plan to date have generally been in the form of stock options, the Board of Directors approved this departure from the 2004 Plan to give the compensation committee greater flexibility to grant awards in other forms. In addition, minimum vesting restrictions were eliminated for stock options, restricted stock, and stock units in order to allow the compensation committee to provide different vesting schedules in appropriate circumstances. Finally, the 2005 Plan expands the award types under the plan to provide for the grant of dividend equivalents.

Summary of the 2005 Plan

The following summary of the material provisions of the 2005 Plan is qualified in its entirety by the complete text of the 2005 Plan, a copy of which is attached as Appendix C hereto.

General.   The 2005 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance units and dividend equivalents. Incentive stock options granted under the 2005 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonqualified stock options are stock options that are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of awards that may be granted under the 2005 Plan.

Eligibility.   Any person who is a current or prospective director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be selected as a recipient of an award under the 2005 Plan. Incentive stock options may only be granted to employees of the Company and its subsidiaries.

Shares Subject to the 2005 Plan.   The maximum number of Common Shares that may be issued pursuant to awards granted under the 2005 Plan is 4,000,000, plus (i) any shares that remain available for issuance under either the 2004 Plan and (ii) any awards under the 2004 Plan that expire or are forfeited, terminated or otherwise cancelled, or that are settled in cash in lieu of shares under the 2004 Plan. The aggregate number of Common Shares that may be issued pursuant to the exercise of incentive stock options granted under the 2005 Plan shall not exceed 4,000,000. In addition, shares issuable under the 2005 Plan are subject to certain adjustments for corporate transactions, as described in “Adjustments” below.

Any shares subject to awards under the 2005 Plan that expire or are forfeited, terminated or otherwise cancelled, or that are settled in cash in lieu of shares, will become available for subsequent awards under the 2005 Plan. Common Shares tendered or withheld in payment of an option and Common Shares withheld or tendered for taxes will not result in additional Common Shares becoming available for subsequent awards under the 2005 Plan.

The 2005 Plan provides that each Common Share issued under awards other than options or stock appreciation rights will count against the number of Common Shares available under the 2005 Plan as two (2) shares. Common Shares issued under options or stock appreciation rights count against the Common Shares available under the 2005 Plan as one (1) share. Any Common Shares that again become available for grant under the 2005 Plan shall be added back as one (1) Common Share if such shares were subject to options or stock appreciation rights, and as two (2) Common Shares if such shares were subject to awards other than options or stock appreciation rights.

The 2005 Plan also provides for a per person, per year limit on shares subject to all awards granted under the 2005 Plan of 1,250,000, and a per person, per year limit on the amount, in cash, that may be payable pursuant to that portion of a performance unit that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code of $5,000,000.

Administration.   The 2005 Plan will be administered by the compensation committee, or in the absence of a Compensation Committee, the Board of Directors itself (such administering body of the 2005 Plan, the “Committee”); provided that, (i) with respect to any award that is intended to satisfy SEC Rule 16b-3, the Committee must be consist solely of two or more directors, each of whom is a “non-employee director” for purposes of Rule 16b-3; and (ii) with respect to any award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee must be consist solely of two or more directors, each of whom is an “outside director” for purposes of Section 162(m) of the Code.

The Committee will have full and final authority administer the 2005 Plan, to select the persons to whom awards will be granted under the 2005 Plan, to grant awards, to determine the terms and conditions of those awards, to interpret and construe the 2005 Plan and to exercise its discretion with respect to powers and rights granted to it under the 2005 Plan.

Stock Options.   The 2005 Plan authorizes the Committee to grant incentive stock options and nonqualified stock options. The terms and conditions of options granted under the 2005 Plan will be determined by the Committee in its discretion, subject to certain restrictions contained in the 2005 Plan. Among the restrictions on the Committee’s discretion are the following:

•       Exercise Price.   The per share exercise price for options may not be less than 100% of the fair market value of Common Shares on the date of grant, except in the case of an option granted to an employee of a company acquired by the Company in assumption and substitution of an option held by such employee at the time such company is acquired.

•       Option Term.   An option must expire within 10 years of its date of grant.

•       No Repricing.   The 2005 Plan prohibits the repricing of outstanding options other than in connection with certain corporate transactions as described in “Adjustments” below.

The exercise price of an option may be paid through various means specified by the Committee, including in cash, by delivery of Common Shares previously acquired by the optionee or by cashless exercise procedures permitted and established by the Committee.

Stock Appreciation Rights.   The 2005 Plan authorizes the Committee to grant stock appreciation rights (“SARs”). A SAR represents the right to receive, upon exercise, an amount equal to the difference between the value of Common Shares on the date of exercise and the exercise price of the SAR, subject to limitations imposed by the Committee in its discretion. SARs may be granted alone or in tandem with other awards granted under the 2005 Plan. In general, the Committee determines, in its discretion, the terms and conditions of SARs granted under the 2005 Plan, subject to the terms of the 2005 Plan, including the same restrictions applicable with respect to options granted under the 2005 Plan described above. SARs granted in tandem with an option will have the same terms and conditions as the option with respect to which it was granted. SARs may be settled in Common Shares, cash or a combination thereof, as determined by the Committee. Notwithstanding the forgoing description, it should be noted that the enactment of Section 409A of the Code has created some uncertainty regarding the treatment of SAR’s that were not granted before December 31, 2004 and vested on that date.

Restricted Stock and Stock Units.   The 2005 Plan authorizes the Committee to grant awards of restricted stock and stock units with time-based vesting or performance-based vesting. A stock unit represents the right to receive a specified number of Common Shares upon vesting or at a later date permitted in the award agreement. Restricted stock and stock units may be settled in Common Shares, cash, or a combination thereof, as determined by the Committee. The terms and conditions of restricted stock and stock units will be determined by the Committee in its discretion, subject to certain restrictions contained in the 2005 Plan. Among the restrictions on the Committee’s discretion are the following:

•       Minimum Performance Period.   Restricted stock and stock units that are subject to performance conditions may not be earned for a performance period of less than one year from the date of grant, except in the event of a change in control of the Company or the grantee’s death or disability.

•       Voting and Dividend Rights.   Unless otherwise determined by the Committee, awards of restricted stock will have full voting and dividend rights.

Performance Units.   The 2005 Plan authorizes the Committee to grant performance units payable in cash, Common Shares, or a combination thereof, based upon the achievement of specified performance goals during a specified performance period. Subject to the 2005 Plan, the performance goals, performance period and other terms and conditions applicable to performance awards will be specified by the Committee and set forth in the award agreement. Subject to the terms of the 2005 Plan, the performance goals, performance period and other terms and conditions of performance units will be determined by the Committee in its discretion; provided that the performance period shall not be less than one year.

Performance-Based Awards.   Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the officers named in its Proxy Statement. The limit is US$1,000,000 per officer per year, with certain exceptions. This deductibility cap does not apply to “performance-based compensation,” if approved in advance by the Company’s shareholders. The 2005 Plan provides that all or a portion of an award of performance units or an award of restricted stock or stock units that are subject to performance-based vesting may be designed to qualify as deductible “performance-based compensation.”

The performance criteria for that portion of any award of performance units, restricted stock or stock units that is intended to qualify as deductible performance-based compensation will be a measure based on one or more Qualifying Performance Criteria, as defined below. Notwithstanding satisfaction of any performance goals, the number of Common Shares granted, issued, retained and/or vested under an award of restricted stock, stock units, and the amount paid under an award of performance units, may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. No award of performance units, restricted stock or stock units granted under the 2005 Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code will be payable unless the Committee certifies in writing that the applicable performance goals have been satisfied.

Qualifying Performance Criteria.   The performance criteria for any award of restricted stock, stock units or performance units that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service. The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

Dividend Equivalents.   The 2005 Plan authorizes the Committee to grant dividend equivalents independently or in tandem with any award. Dividend equivalents are payable in cash, Common Shares, or stock units in an amount equivalent to the dividends that would have been paid on Common Shares had the shares been outstanding from the date an Award was granted. Dividend equivalents may be granted with conditions as determined by the Committee, including that such amounts (if any) shall be deemed to have been reinvested in additional Common Shares.

Adjustments.   Upon an increase or decrease in the number of issued Common Shares resulting from a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, cash dividends), or otherwise, the number of shares authorized for issuance under the 2005 Plan, and the number of shares covered by each outstanding stock award and the price per share of common stock covered by each outstanding stock award, may be proportionately adjusted by the Committee to reflect such increase or decrease, unless the terms of the transaction provide otherwise.

Change in Control.   Unless otherwise provided for under the terms of the transaction, the Committee may provide that any or all of the following shall occur in connection with a change in control, or upon termination of the Participant’s employment following a change in control:

•       the acceleration of the vesting and/or exercisability of any outstanding award such that it will become fully vested and/or immediately exercisable as to all or a portion of the Common Shares covered thereby;

•       the substitution of shares of the surviving or successor company for Common Shares covered by any outstanding award;

•       the conversion any outstanding award into a right to receive cash and/or other property; and/or

•       the termination of any outstanding award upon or following the consummation of the change in control.

Restrictions on Transfer.   Unless the Committee specifies otherwise, awards granted under the 2005 Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or the laws of descent and distribution, and each award is exercisable only by the plan participant during his or her lifetime.

Plan Amendments.   The Board of Directors may amend or terminate all or any part of the 2005 Plan at any time and in any manner; provided that, (i) the Company’s shareholders must approve any amendment or termination if shareholder approval is required under any applicable law, regulation, or NYSE or other applicable listing requirement; and (ii) Participants must consent to any amendment or termination that would materially impair their rights under outstanding awards, unless the Committee determines that the amendment or termination is either required or advisable to satisfy any applicable law or regulation or to meet the requirements of any accounting standard or avoid adverse financial accounting consequences thereunder. The Committee may modify the provisions of any award at any time and in any manner as may be necessary for it to conform to local rules and regulations in any jurisdiction outside the United States.

Plan Duration.   The 2005 Plan was adopted by the Board of Directors on September 23, 2005, but no awards may be granted under the 2005 Plan until it has been approved by shareholders. No award may be granted under the 2005 Plan after the tenth anniversary of the date the 2005 Plan is approved by the shareholders, but any award granted prior to that date may extend beyond that date.

New Plan Benefits.   Because benefits under the 2005 Plan will depend on the Committee’s actions and the fair market value of Common Shares at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2005 Plan is approved by the Company’s shareholders.

Federal Income Tax Consequences of the 2005 Plan

The following is only a summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the grant and exercise of awards under the 2005 Plan, is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Participants in the 2005 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in the 2005 Plan.

Incentive Stock Options.   Pursuant to the 2005 Plan, employees may be granted options that are intended to qualify as “incentive stock options” under the provisions of Section 422 of the Code. Except as described in the following two sentences, the employee is generally not taxed and the Company is not entitled to a deduction on the grant or exercise of an incentive stock option, so long as the option is exercised while the employee is employed by the Company or its subsidiaries, or within three months following termination of employment (one year if termination is due to permanent disability). The amount by which the fair market value of the shares acquired upon exercise of the option exceeds the exercise price will be included as a positive adjustment in the calculation of the employee’s “alternative minimum taxable income” in the year of exercise. The “alternative minimum tax” imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual’s alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

If the employee disposes of shares acquired upon exercise of an incentive stock option at any time within one year after the date of exercise or two years after the date of grant of the option (such a disposition is referred to as a “disqualifying disposition”), then the employee will recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the exercise price of the option; and (iii) capital loss equal to the excess, if any, of the exercise price over the sales price.

In the event of a disqualifying disposition, the Company will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee. If the employee sells shares acquired upon exercise of an incentive stock option at any time after the first anniversary of the date of exercise and the second anniversary of the date of grant of the option, then the employee will recognize long-term capital gain or loss equal to the difference between the sales price and the exercise price of the option, and the Company will not be entitled to any deduction.

Nonqualified Stock Options.   Pursuant to the 2005 Plan, eligible individuals may be granted options that do not qualify for treatment as “incentive stock options” (referred to as “nonqualified stock options”). The grant of a nonqualified stock option is generally not a taxable event for the optionee. Upon exercise of a nonqualified stock option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, and the Company will be entitled to a deduction equal to such amount. A subsequent disposition of the shares will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid with respect to the shares plus the ordinary income recognized with respect to the shares. Any capital gain or loss on the subsequent disposition of shares acquired through the exercise of a nonqualified stock option will generally be treated as a long-term or short-term capital gain or loss, depending on whether the holding period for the shares exceeds one year at the time of the disposition.

Stock Appreciation Rights.   Pursuant to the 2005 Plan, eligible individuals may be granted SARs. The grant of SARs is generally not a taxable event for the grantee. Upon exercise of a SAR, the grantee will generally recognize ordinary income in an amount equal to the fair market value on the date of exercise of the shares or other property received upon exercise of the SAR, and the Company will be entitled to a deduction equal to such amount. A subsequent disposition of any shares received by the grantee upon the exercise of a SAR will give rise to capital gain or loss equal to the difference between the sales price and the ordinary income recognized with respect to the shares. Any capital gain or loss on the subsequent disposition of such shares will generally be treated as a long-term or short-term capital gain or loss, depending on whether the holding period for the shares exceeds one year at the time of the disposition.

Restricted Stock.   Pursuant to the 2005 Plan, eligible individuals may be granted restricted stock. Unless the grantee makes a timely election under Section 83(b) of the Code, he or she will generally not recognize any taxable income until the restrictions on the shares expire or are removed, at which time the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at that time over the purchase price for the restricted shares, if any. If the grantee makes an election under Section 83(b) within 30 days after receiving shares of restricted stock, he or she will recognize ordinary income on the date of receipt equal to the excess of the fair market value of the shares on that date over the purchase price, if any, for the restricted shares, if any. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Stock Units.   Pursuant to the 2005 Plan, eligible individuals may be granted stock units. The grant of a stock unit is generally not a taxable event for the grantee. In general, the grantee will not recognize any taxable income until the Common Shares subject to the stock unit (or cash equal to the value of such shares) are distributed to him or her without of any restrictions, at which time the grantee will recognize ordinary income equal to the excess of the fair market value of the shares (or cash) at that time over the purchase price for the shares, if any. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Performance Units.   Pursuant to the 2005 Plan, eligible individuals may be granted performance units. The grant of a performance unit is generally not a taxable event for the grantee. Upon payment of a performance unit, the grantee will recognize ordinary income equal to the fair market value of any Common Shares or cash received. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Dividend Equivalents.   Pursuant to the 2005 Plan, eligible individuals may be granted dividend equivalents. Upon payment of amounts associated with a dividend equivalent, the grantee will recognize ordinary income equal to the fair market value of any Common Shares or cash received. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Withholding of Taxes.   Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a grantee in connection with awards granted under the 2005 Plan. The grantee may be required to pay the withholding taxes to the Company or make other provisions satisfactory to the Company for the payment of the withholding taxes as a condition to the exercise of options or the receipt of unrestricted stock pursuant to stock units and performance units. Special rules will apply in cases where a grantee pays the exercise or purchase price of an award, or the applicable withholding tax obligations, by delivering previously owned Common Shares or by reducing the number of shares otherwise issuable pursuant to the award. Such a delivery of shares will in certain circumstances result in the recognition of income with respect to those shares.

Other Tax Issues.   Awards to eligible individuals under the 2005 Plan may provide for accelerated vesting or payment in the event of a change in control of the Company. In that event, and depending upon the individual circumstances of the holder of the award, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a grantee will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment.

As noted above, Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the officers named in its Proxy Statement. In certain instances the Company may be denied a compensation deduction for awards granted to certain Company officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds US$1,000,000 in a given year.

Vote Required

The affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Meeting that are present in person or by proxy and who do vote is required for approval of the 2005 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2005 PLAN.

PROPOSAL 3:
APPROVAL OF THE HERBALIFE LTD. EXECUTIVE INCENTIVE PLAN

On September 23, 2005, our Board of Directors, upon recommendation by the compensation committee, adopted a resolution unanimously approving, and is recommending to the shareholders for their approval, the Herbalife Ltd. Executive Incentive Plan (the “Incentive Plan”) to govern the award and payment of annual bonuses to certain Company executives. Shareholder approval will permit us to deduct payments under the Incentive Plan for federal income tax purposes.

The purpose of the Incentive Plan is to enable us to attract, motivate, reward and retain our executive officers by providing them with incentive compensation based upon our success. The Board of Directors also believes that the Incentive Plan serves the Company’s best interest by focusing management’s attention on the achievement of those goals that the Board of Directors determines to be strategically and operationally important for the Company.

The Incentive Plan is intended to satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Code. The Board of Directors believes that it is in the best interests of the Company and its shareholders to ensure that bonuses to be paid to its executive officers are deductible by the Company for federal income tax purposes. Accordingly, the Company has structured the Incentive Plan to satisfy the requirements of Section 162(m) of the Code for “performance-based” compensation. Generally, Section 162(m) of the Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer”, as defined in Item 402 Regulation S-K, in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the corporation’s shareholders have approved the material terms of a performance-based compensation plan, including the employees eligible to receive compensation under the plan, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that could be paid to any employee under the plan, or the formula used to calculate the amount of compensation to be paid to the employee.

The following summary of the material features of the Incentive Plan is qualified in its entirety by reference to the complete text of the Incentive Plan. The full text of the Incentive Plan is attached hereto as Appendix D.

Administration

The Incentive Plan shall be administered by the compensation committee, which shall consist of two or more “outside” directors as such term is defined under Section 162(m) of the Code. The compensation committee shall have complete authority to make any and all decisions regarding the administration of the Incentive Plan, including interpreting the terms and provisions of the Incentive Plan, selecting the participants to receive awards under the Incentive Plan, determining the terms of the awards made under the Incentive Plan, and establishing any incentive program under the Incentive Plan.

The compensation committee may delegate various functions to a subcommittee or certain officers of the Company to the extent such delegation is not inconsistent with Section 162(m) of the Code.

Eligibility

Participants in the Incentive Plan are the Company’s Chief Executive Officer and such other executives of the Company as selected by the compensation committee.

Establishment of Incentive Program

Within 90 days after the end of each fiscal year, the compensation committee may establish an incentive program under the Incentive Plan for the current year by determining the performance criteria to be used to determine amounts payable to participants under the Incentive Plan and the performance bonus amount payable to each participant under the Incentive Plan, which amount will be based upon one or more performance criteria and/or the level of achievement with respect thereto. In its sole discretion, the compensation committee may also reduce, but may not increase, an individual’s incentive calculated under an award under the Incentive Plan.

The performance criteria can be measured individually or in combination and can be applied to the Company’s performance as a whole or, alternatively, individual business units or subsidiaries of the Company. The performance criteria can be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group. The performance criteria will include one or more of the following: (i) cash flow before or after dividends, (ii) earnings per share, including earnings before interest, taxes, depreciation and amortization, (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital, including return on total capital or return on invested capital, (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue or (xx) customer service.

The maximum amount payable to any participant with respect to a year shall not exceed $5,000,000.

Committee Certification and Determination of Awards

As soon as practicable after the end of each fiscal year, the compensation committee will certify, in writing, the level of achievement with respect to the performance criteria and targets established under the Incentive Plan for each executive officer who is subject to Section 162(m) of the Code.

Payment of Awards

Following the compensation committee’s determination of awards to be paid to participants, such awards shall be paid in cash, or in the compensation committee’s discretion, in Common Shares, which Common Shares will be issued pursuant to and subject to the limitations of the 2005 Plan, if approved by shareholders, or another plan approved by the shareholders of the Company, or any combination thereof.

Duration and Amendment

The Board of Directors may suspend or terminate the Incentive Plan at any time. Additionally, the Board of Directors may amend the Incentive Plan as it deems advisable except that no amendment which is material for purposes of shareholder approval imposed by applicable law, including the requirement of Section 162(m) of the Code, shall be effective without the approval of the shareholders of the Company.

New Plan Benefits

The bonuses, if any, that will be paid to the participants for any fiscal year are subject to the discretion of the compensation committee and, therefore, are not determinable at this time.

Vote Required

The affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Annual General Meeting of Shareholders that are present in person or by proxy and who do vote is required for approval of the Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE INCENTIVE PLAN.

PROPOSAL 4:
THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2005. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2003 and 2004 are described under “Fees to Independent Registered Public Accountants for Fiscal 2003 and 2004” below. Additional information regarding the audit committee is provided in the Report of the Audit Committee below.

The Company has been advised that representatives of KPMG LLP will be present at the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

In the event shareholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the audit committee and the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2005.

Audit Committee Report

The audit committee is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls, and selecting the independent public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and our external auditors, KPMG LLP. Management represented to the audit committee that the consolidated financial statements for the fiscal year 2004 were prepared in accordance with generally accepted accounting principles.

The audit committee hereby reports as follows:

•  The audit committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and KPMG LLP. This discussion included KPMG LLP’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•  The audit committee also discussed with KPMG LLP the matters required to be discussed by the applicable Statements on Auditing Standards, including SAS No. 61 and No. 90, as amended (Communication with Audit Committees).

•  KPMG LLP also provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee has discussed with KPMG LLP the accounting firm’s independence. The audit committee also considered whether non-audit services provided by KPMG LLP during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The audit committee also selected, subject to shareholder ratification, KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2005.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Richard P. Bermingham, Chairman
Leroy T. Barnes, Jr.
Peter Maslen

Fees to Independent Registered Public Accountants for Fiscal 2003 and 2004

The following services were provided by KPMG LLP during fiscal 2003 and 2004:

	2003	2004
Audit Fees(1)	$1,026,000	$3,612,000
Audit-related fees(2)	125,000	194,000
Tax fees(3)	582,000	1,649,000
All other fees(4)	—	—
Total	$1,733,000	$5,455,000

(1)   Audit Fees-Audit fees were billed for the following services: Audit and Sarbanes-Oxley Section 404 certification (2004 only).

(2)   Audit-Related Fees-Audit-related fees were billed for the following services: assistance with Sarbanes-Oxley Section 404.

(3)   Tax Fees-Tax fees were billed for the following services: tax compliance and international tax guidance.

(4)   All Other Fees-All other fees were billed for the following services: project management and consulting relating to various information technology projects, distributor process improvements and supply chain management.

Pre-Approval Policy

The audit committee adopted the pre-approval policies and procedures for certain audit and non-audit services which the Company’s independent auditors have historically provided. Pursuant to those policies and procedures, the Company’s external auditor cannot be engaged to provide any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. The audit, audit related, tax and other fees and services described above were pre-approved for 2004. The pre-approval policy was adopted by the Company in late 2003 and therefore such fees and services were not pre-approved for 2003.

MANAGEMENT

Directors and Executive Officers

Biographical information follows for each person who serves as a director and/or an executive officer of the Company. The table sets forth certain information regarding these individuals. Ages are as of September 30, 2005.

Name	Age	Position with the Company	Director/Officer Since	Class
Peter M. Castleman	49	Chairman of the Board	2002	I
Michael O. Johnson	51	Chief Executive Officer, Director	2003	I
Gregory Probert	49	President, Chief Operating Officer	2003	—
Henry Burdick	63	Vice Chairman, Director	2002	I
Richard Goudis	44	Chief Financial Officer	2004	—
Brett R. Chapman	50	General Counsel	2003	—
Leroy T. Barnes, Jr.	53	Director	2004	III
Richard P. Bermingham	65	Director	2004	III
Kenneth J. Diekroeger	43	Director	2002	II
James H. Fordyce	46	Director	2002	II
Peter Maslen	52	Director	2004	III
Charles L. Orr	61	Director	2002	II
Jesse T. Rogers	47	Director	2002	III
Leslie Stanford	47	Director	2002	I
Leon Waisbein	38	Director	2005	II

Gregory Probert is President and Chief Operating Officer of the Company.  Mr. Probert joined the Company in August 2003, after serving as President and CEO of DMX MUSIC for over 2 years. Mr. Probert joined DMX MUSIC after serving as Chief Operating Officer of planetLingo from January 2000 to November 2000, where he led the team that designed and built the company’s first product, an online conversational system for the $20 billion ESL market in Japan.  Immediately prior to planetLingo, Mr. Probert spent 12 years with The Walt Disney Company, where he most recently served as Executive Vice President and Chief Operating Officer for the $3.5 billion Buena Vista Home Entertainment worldwide business.  Mr. Probert’s positions with The Walt Disney Company also included service as Executive Vice President and Managing Director of the International Home Video Division, Senior Vice President and Managing Director of Buena Vista Home Entertainment, Asia Pacific Region, based in Hong Kong, and Chief Financial Officer of Buena Vista International, Disney’s theatrical distribution arm, among others. Mr. Probert received his Bachelor of Science from the University of Southern California and his MBA from California State University, Los Angeles.

Henry Burdick is Vice Chairman and in charge of new product development. Mr. Burdick was the co-founder and at various times served as the Chairman, President and CEO of Pharmavite Corporation, the makers of the Nature Made brand of nutritional supplements. In May 1996, following his retirement from Pharmavite, Mr. Burdick invested in a research and development company called Generation Health. He renamed the operating company Pharmanex, and was Chairman and CEO until it was sold in 1998 to Nu Skin Enterprises, Inc., a NYSE listed company. Mr. Burdick is also a partner in La Quinta Golf Properties, a golf course development company, and a partner and 50% owner of B&L Properties, a real estate development firm founded in 1975. In addition, Mr. Burdick served from 1998 to August 2002 as a director of Metagenics, a privately held nutritional product formulator and manufacturer. Mr. Burdick was born in Santiago, Cuba and received a B.A. from California State University, Northridge.

Richard Goudis joined the Company in June 2004, as Chief Financial Officer. From 1998 to 2001, Mr. Goudis was the Chief Operating Officer of Rexall Sundown, a Nasdaq 100 company that was sold to Royal Numico in 2000. After the sale to Royal Numico, Mr. Goudis had operations responsibility for all of Royal Numico’s U.S. investments, including General Nutrition Centers, or GNC, Unicity International and Rexall Sundown. From 2002 to May 2004, Mr. Goudis was a partner at Flamingo Capital Partners, a firm he founded with several retired executives from Rexall Sundown. Prior to working at Rexall Sundown, Mr. Goudis worked at Sunbeam Corporation and Pratt & Whitney.

Brett R. Chapman joined the Company in October 2003, as General Counsel and Secretary.  Prior to joining the Company, Mr. Chapman spent thirteen years at The Walt Disney Company, most recently as Senior Vice President and Deputy General Counsel, with responsibility for all legal matters relating to Disney’s Media Networks Group, including the ABC Television Network, the company’s cable properties including The Disney Channel and ESPN, and Disney’s radio and internet businesses. Prior to working at The Walt Disney Company, Mr. Chapman was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Chapman received his Bachelor of Science and Master of Science in Business Administration from California State University, Northridge and his Juris Doctorate from Southwestern University School of Law.

Biographical information for each director and nominee is set forth in “Proposal 1-Nominations for Election of Directors.”

Executive Compensation

Summary Compensation Table.   The following table sets forth the annual and long-term compensation for the fiscal years ended December 31, 2004, 2003 and 2002, of our Chief Executive Officer; each of the four other most highly compensated executive officers (such individuals, collectively, the “Named Executive Officers”), as well as an additional employee for whom such disclosure would have been provided but for the fact the employee was not serving as an executive officer at the end of the last completed fiscal year.

	Annual Compensation				Long-Term Compensation Awards
				Other	Restricted	Securities	Payouts
				Annual	Stock	Underlying	LTIP	All Other
				Compensation	Reward(s)	Options/	Payouts	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(9)	($)	($)	SARs (#)	($)	($)
Michael O. Johnson	2004	$850,000	$2,450,000	—	—	500,000		$28,773	(1)
Chief Executive Officer	2003	$604,807	$1,350,000	—	—	2,958,423		$25,790
(Joined the Company April 3, 2003)	2002	—	—	—	—	—		—
Gregory Probert	2004	$680,000	$1,280,000	—	—	575,000		$48,447	(2)
President, Chief	2003	$207,885	$450,000	—	—	425,000		$6,231
Operating Officer (Joined the Company July 31, 2003)	2002	—	—	—	—	—		—
Henry Burdick	2004	$500,000	$475,000	—	—	—		$343,070	(3)
Vice Chairman	2003	$311,539	—	—	—	200,000		$139,943
(Joined the Company May 3, 2003)	2002	—	—	—	—	350,000		—
Brett R. Chapman	2004	$434,699	$517,500	—	—	212,500		$28,329	(4)
General Counsel	2003	$83,654	$140,000	—	—	162,500		$5,661
(Joined the Company October 6, 2003)	2002	—	—	—	—	—		—
Richard Goudis	2004	$231,538	$265,000	—	—	387,500		$174,352	(5)
Chief Financial Officer	2003	—	—	—	—	—		—
(Joined the Company June 14, 2004)	2002	—	—	—	—	—		—
Brian L. Kane	2004	$695,717	$604,439	—	—	—		$212,114	(6)
	2003	$712,500	$425,000	—	—	905,688		$79,091	(7)
	2002	$725,384	$982,500	—	—	—		$2,386,977	(8)

(1)             “Other Compensation” includes $1,915 from the Executive Long-Term Disability Plan, $1,548 from the Executive Life Insurance Plan, $19,218 from the Executive Medical Plan and $6,092 from reimbursement of legal fees.

(2)             “Other Compensation” includes $1,915 from the Executive Long-Term Disability Plan, $1,548 from the Executive Life Insurance Plan, $5,366 from the 401(k) Tax-Sheltered Savings Plan, $19,218 from the Executive Medical Plan, and $20,400 from the Deferred Compensation Plan.

(3)             “Other Compensation” includes $1,915 from the Executive Long-Term Disability Plan, $1,548 from the Executive Life Insurance Plan $1,338 from the Executive Medical Plan, and $300,518 from personal use of a Company paid private jet, $36,751 from housing allowance and $1,000 from other benefits.

(4)             “Other Compensation” includes $1,915 from the Executive Long-Term Disability Plan, $1,548 from the Executive Life Insurance Plan, $5,648 from the 401(k) Tax-Sheltered savings Plan and $19,218 from the Executive Medical Plan.

(5)             “Other Compensation” includes $1,995 from a Executive Long-Term Disability Plan, $1,231 from the Executive Life Insurance Plan, $8,927 from the Executive Medical Plan, and $162,200 from relocation and related benefits.

(6)             “Other Compensation” includes $479 from the Executive Long-Term Disability Plan, $6,227 from the Executive Life Insurance Plan, $6,150 from the 401(k) Tax-Sheltered Savings Plan, $4,805 from the Executive Medical Plan, and $17,417 from private use of company paid car, $75,346 from relocation, $11,753 from pension plan contributions, $7,727 from reimbursement of legal fees and $82,210 from vacation payout. Mr. Kane has informed the Company of his intent to retire on September 30, 2005.

(7)    “Other Compensation” includes $20,553 from the Deferred Compensation Plan and $20,142 for private use of Company owned car, including the fair value of the car when transferred to Mr. Kane.

(8)    “Other Compensation” includes a change in control payment of $2,137,556.

(9)             The following table contains information relating to the 2004 bonus, consisting of the annual performance bonus award, a bonus in connection with the completion of the Company’s initial public offering in December 2004 and a bonus in connection with the completion of the Company’s refinancing transaction in March 2004:

	Annual Performance Bonus Award	Initial Public Offering Bonus	Re-Financing Bonus	Total
Michael O. Johnson	$1,700,000		$750,000	$2,450,000
Gregory Probert	$930,000		$350,000	$1,280,000
Henry Burdick	$250,000		$225,000	$475,000
Brett R. Chapman	$217,500	$50,000	$250,000	$517,500
Richard Goudis	$215,000	$50,000		$265,000
Brian L. Kane	$604,439			$604,439

Option Grants in Last Fiscal Year.

The following table contains information concerning options to purchase Common Shares of Herbalife Ltd. granted in 2004 to each of the Named Executive Officers. In the judgment of the Board of Directors, the per share exercise price of all options described below, with the exception of the options granted at $9.00 per share, are equal to or higher than the fair market value of a Common Share on the grant date. Related to the options granted at $9.00, we included approximately $0.1 million in selling, general and administrative expenses generated in 2004 for the difference between the strike price and the fair market value on the date of grant.

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($)	Expiration Date(2)	Grant Date Present Value ($)(1)
Michael O. Johnson	500,000	18.0%	$15.50	12/1/2014	2,056,004
Gregory Probert	40,000	1.4%	$9.00	9/1/2014	254,648
	40,000	1.4%	$13.00	9/1/2014	118,935
	40,000	1.4%	$17.00	9/1/2014	—
	40,000	1.4%	$21.00	9/1/2014	—
	40,000	1.4%	$25.00	9/1/2014	—
	375,000	13.5%	$15.50	12/1/2014	1,542,003
Henry Burdick	—	—	—	—	—
Brett R. Chapman	15,000	0.5%	$9.00	9/1/2014	95,493
	15,000	0.5%	$13.00	9/1/2014	44,601
	15,000	0.5%	$17.00	9/1/2014	—
	15,000	0.5%	$21.00	9/1/2014	—
	15,000	0.5%	$25.00	9/1/2014	—
	137,500	4.9%	$15.50	12/1/2014	565,401
Richard Goudis	40,000	1.4%	$8.02	6/14/2014	58,919
	40,000	1.4%	$12.00	6/14/2014	—
	40,000	1.4%	$16.00	6/14/2014	—
	40,000	1.4%	$20.00	6/14/2014	—
	40,000	1.4%	$24.00	6/14/2014	—
	7,500	0.3%	$9.00	9/1/2014	47,746
	7,500	0.3%	$13.00	9/1/2014	22,300
	7,500	0.3%	$17.00	9/1/2014	—
	7,500	0.3%	$21.00	9/1/2014	—
	7,500	0.3%	$25.00	9/1/2014	—
	150,000	5.4%	$15.50	12/1/2014	616,801
Brian L. Kane	—	—	—	—	—

(1)    In accordance with the rules of the Securities and Exchange Commission, we used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. The assumptions used for the valuation include: 0-30% price volatility; 3.32-4.10% risk-free rate of return; 0% dividend yield and options exercise averaging five year term. We did not make any adjustment for non-transferability or risk of forfeiture.

(2)    Options granted in December 2004 and with an expiration date of December 2014, begin vesting in year three, whereafter they vest 33 1/3% each year until fully vested in year five.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.

The following table sets forth information with respect to: (1) Common Shares acquired upon exercise of stock options and (2) unexercised options to purchase Common Shares granted as of December 31, 2004.

	Shares Acquired or	Value	Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	Exercised (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael O. Johnson	—	—	1,005,017	2,450,908	7,810,162	12,540,979
Gregory Probert	—	—	145,000	855,000	1,448,250	1,746,750
Henry Burdick	—	—	393,000	157,000	5,094,690	1,174,410
Brett R. Chapman	—	—	48,122	326,878	305,974	1,115,589
Richard Goudis	—	—	33,750	353,750	84,255	616,195
Brian L. Kane	40,000	524,800	412,844	452,844	5,946,910	6,561,710

(1)          Represents the difference between the fair market value of Common Shares on December 31, 2004, (NYSE close price of $16.25) and the exercise price of the options.

Description of Benefit Plans

Herbalife Ltd. 2004 Stock Incentive Plan.   On November 5, 2004, our Board of Directors approved the 2004 Plan, subject to shareholder approval. The 2004 Plan was submitted to and approved by our shareholders at an extraordinary meeting of shareholders on December 1, 2004, and became effective upon such approval. The 2004 Plan is administered by the compensation committee. The purpose of the 2004 Plan is to enable us to attract, motivate, reward and retain our directors, officers, employees and consultants, and to further align their interests with those of our shareholders by providing for or increasing their proprietary interest in us. The 2004 Plan provides for the grant of incentive and nonqualified options to purchase our Common Shares, SARs, restricted stock, restricted stock units and performance units to our directors, officers, employees and consultants who are selected by the compensation committee to receive awards under the plan. The 2004 Plan is intended to replace our two previously existing equity compensation plans, the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan and the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan. While no additional awards will be made under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan and the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan, the Common Shares remaining available for issuance under these plans have been absorbed by and have become available for issuance under the 2004 Plan.

The maximum number of Common Shares that may be issued pursuant to awards granted under the 2004 Plan is 5,000,000, plus any Common Shares that remain available for issuance under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan and the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan, subject to certain adjustments for corporate transactions. In addition, any Common Shares subject to awards under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan, the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan or the 2004 Plan that are returned to the Company upon cancellation, expiration or forfeiture of an award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an award will become available for award grants under the 2004 Plan. The 2004 Plan provides that only 1,500,000 of the Common Shares authorized for issuance under the plan are issuable pursuant to awards of restricted stock, restricted stock units and performance units. In addition, the 2004 Plan provides for a per person, per year limit on Common Shares subject to all awards granted under the 2004 Plan of 1,250,000, and a per person, per year limit on the amount, in cash, that may be payable pursuant to that portion of a performance unit that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code of $5,000,000.

Incentive stock options and nonqualified stock options and SARs will have an exercise price determined by the compensation committee, but which in no event will be less than 100% of the fair market value of a Common Share on the date of grant, subject to limited exceptions. Incentive stock options may only be granted to our employees and must have an exercise price that is at least equal to the fair market value of a Common Share, or 110% of the fair market value of a Common Share for any 10% owner of our Common Shares, on the date of grant. Shares subject to grants of restricted stock, restricted stock units or performance units will be issued at a purchase price, if any, as determined by the compensation committee and can be issued for nominal or the minimum lawful consideration.

Stock options and other awards granted under the 2004 Plan will vest and become exercisable and/or payable at such times and in such increments as determined by the compensation committee and set forth in an award agreement; provided that, subject to limited exceptions, (1) stock options and SARs may not vest within one year of the date of grant, (2) awards of restricted stock and restricted stock units that are subject only to time-based vesting may not become fully vested within three years of the date of grant and (3) awards of restricted stock and restricted stock units that are subject to performance-based vesting and awards of performance units may not become vested within one year of the date of grant.

If the employment or service with the Company of a holder of an award granted under the 2004 Plan is terminated, with or without cause, or if the holder of an award dies or become disabled prior to such a termination, the unvested and/or unexercised portion of such individual’s outstanding awards will be subject to such procedures as determined by the compensation committee and set forth in an award agreement.

Unless otherwise provided for under the terms of the transaction, the compensation committee may provide that any or all of the following will occur in connection with a change in control, or upon termination of the individual’s employment following a change in control:

•       the acceleration of the vesting and/or exercisability of any outstanding award such that it will become fully vested and/or immediately exercisable as to all or a portion of the Common Shares covered thereby;

•       the substitution of shares of the surviving or successor company for Common Shares covered by any outstanding award;

•       the conversion any outstanding award into a right to receive cash and/or other property; and

•       the termination of any outstanding award upon or following the consummation of the change in control.

Any actions or determinations of the compensation committee in the event of a change of control may, but need not be uniform as to all outstanding awards, nor must the compensation committee treat all holders of outstanding awards identically.

The aggregate number of shares subject to the 2004 Plan, the other limits specified above and any outstanding award granted under the 2004 Plan, the purchase price or exercise price, if any, to be paid upon exercise of outstanding awards and the amount to be received in connection with any award, will be appropriately adjusted, as determined by the compensation committee, to reflect any reorganization, merger, consolidation, recapitalization, stock split, reverse stock split, dividend other than a regular cash dividend or any other change in our capital structure, or any substantial sale of our assets.

The Board of Directors may amend, suspend or discontinue the 2004 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to the holder thereof without the consent of such holder. Plan amendments will be submitted to shareholders for their approval as required by applicable law. The 2004 Plan will terminate on the tenth anniversary of its approval by our shareholders; however, the compensation committee will retain its authority until all outstanding awards are exercised or terminated. The maximum term of stock options, stock appreciation rights and other rights to acquire Common Shares under the 2004 Plan is ten years after the grant date of the award. Awards under the plan generally will be nontransferable other than by will or the laws of descent and distribution.

WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan.   The Company has established a stock incentive plan that provides for the grant of options to purchase Common Shares of the Company or stock appreciation rights to employees or consultants of the Company. The purpose of the plan is to promote the long-term financial interest and growth of the Company by attracting and retaining employees and consultants who can make a substantial contribution to the success of the Company, to motivate and to align interests with those of the equity holders. The plan is administered by the compensation committee. The Company has reserved 9,358,773 of its Common Shares (reduced by any Common Shares that are subject to awards granted under the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan), for issuance under the WH Holdings (Cayman Islands) Stock Incentive Plan.

Each stock option agreement and SAR award agreement specified the date when all or any installment of an award was to become exercisable but, generally, no award was to be exercisable after the expiration of ten years from the date it was granted. Upon termination of employment for any reason other than “cause,” the unvested awards would continue to be exercisable for a period of time, following which the award will terminate.

WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan.   The Company has established an independent directors stock option plan (the “Independent Directors Stock Option Plan”) that provides for the grant of options to purchase Common Shares to independent directors of the Company. Directors who are employees of the Company or any of its affiliates or have been designated as directors by the affiliates of the Company or its distributors are not independent directors for purposes of director compensation. The Company has reserved 500,000 of its Common Shares for issuance under the Independent Directors Stock Option Plan.

The purpose of the plan is to promote the long-term financial interest and growth of the Company by attracting and retaining independent directors who can make a substantial contribution to the success of the Company, to motivate and to align interests with those of the equity holders. The plan is administered by the compensation committee.

Taken together, 14.4 million Common Shares were available for grant under the WH Holdings (Cayman Islands) Stock Incentive Plan, the 2004 Plan and the Independent Directors Stock Option Plan. As of December 31, 2004, the Company had granted options net of cancellations to acquire approximately 10.3 million of its Common Shares under the WH Holdings (Cayman Islands) Stock Incentive Plan and the 2004 Plan and options to acquire approximately 0.4 million of its Common Shares under the Independent Directors Stock Option Plan, which is equal to 15.6% of its December 31, 2004 share capital. No additional stock options or stock appreciation rights will be granted under either the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan or the Independent Directors Stock Option Plan.

Deferred Compensation Plans.   We maintain three deferred compensation plans for select groups of management or highly compensated employees: (1) the Herbalife Management Deferred Compensation Plan, effective January 1, 1996 (the “Management Plan”), which is applicable to eligible employees at the rank of either vice president or director; (2) the Herbalife Senior Executive Deferred Compensation Plan, effective January 1, 1996 (the “Senior Executive Plan”), which is applicable to eligible employees at the rank of Senior Vice President and higher and (3) the Supplemental Senior Executive Deferred Compensation Plan (the “Supplemental Plan”) effective July 30, 2002, which was terminated as of June 7, 2005. The Management Plan and the Senior Executive Plan are referred to as the “Deferred Compensation Plans.” The Deferred Compensation Plans were amended and restated effective January 1, 2001.

The Deferred Compensation Plans are unfunded and benefits are paid from our general assets, except that we have contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Deferred Compensation Plans allow eligible employees, who are selected by the administrative committee that manages and administers the plans (the “Deferred Compensation Committee”), to elect annually to defer up to 50% of their annual base salary and up to 100% of their annual bonus for each calendar year (the “Annual Deferral Amount”). We make matching contributions on behalf of each participant in the Senior Executive Plan, which matching contributions are 100% vested at all times (“Matching Contributions”).

Effective January 1, 2002, the Senior Executive Plan was amended to provide that the amount of the Matching Contributions is to be determined by us in our discretion. For 2002, the Matching Contribution was equal to an amount of up to 7.5% of a participant’s annual base salary. Effective January 1, 2003, the Matching Contribution was reduced to 3% and remained 3% for 2004. The Matching Contribution for 2005 is 3%.

Each participant in a Deferred Compensation Plan may determine how his or her Annual Deferral Amount and Matching Contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Deferred Compensation Plans, however, do not require us to actually acquire or hold any investment fund or other assets to fund the Deferred Compensation Plans. The entire interest of each participant in a Deferred Compensation Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount and the Matching Contributions, if any, attributable thereto plus earnings, and shall be payable two or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Deferred Compensation Plans were amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Deferred Compensation Plans prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Executive Retention Plan.   We have an Executive Retention Plan effective March 15, 2001. The purpose of the Executive Retention Plan is to provide financial incentives for a select group of management and highly compensated employees of the Company to continue to provide services to the Company during the period immediately before and immediately after a change in control, as defined.

We also established an Executive Retention Trust to provide benefits under the Executive Retention Plan. The Executive Retention Trust is an irrevocable trust established with an institutional trustee. This irrevocable trust’s assets will be used to pay the benefits of the Executive Retention Plan and are not intended to be reachable by our creditors. The value of the assets in the irrevocable trust was $.02 million as of December 31, 2004. The administrative committee of the Executive Retention Plan will establish an individual account in the Executive Retention Trust for each participant in the Executive Retention Plan. Until the occurrence of a change in control, the administrative committee will control the investment of the assets in the Executive Retention Trust, and will determine the allocation of the assets of the Executive Retention Trust to the individual accounts of participants. Each participant who qualifies for a benefit under the Executive Retention Plan will receive a lump sum benefit equal to the dollar amount in his or her individual account in the Executive Retention Trust. The benefit shall be paid within 90 days after the participant qualifies for the benefit. If a participant’s employment with the Company terminates before the participant qualifies for a benefit under the Executive Retention Plan, the participant’s account in the Executive Retention Trust will revert to us. A participant’s benefit under the Executive Retention Plan will be reduced if the amount would cause payment of federal excise tax.

401(k) profit sharing plan.   We maintain a tax-qualified profit sharing plan pursuant to Sections 401(a) and 401(k) of the Code (the “401(k) Plan”). The 401(k) Plan allows any eligible employee, including specified common-law employees, to contribute each pay period from 2% to 17% of the employee’s earnings, but not in excess of $13,000 per year, as adjusted after 2004, or $16,000 in the case of those participants over 50 years of age for investment in mutual funds held by the 401(k) Plan’s trust. We make matching contributions to the 401(k) Plan in an amount equal to one dollar for each dollar of deferred earnings not to exceed 3% of the participant’s earnings. The 401(k) Plan also imposes restrictions on the aggregate amount that may be contributed by higher-paid employees in relation to the amount contributed by the remaining employees. A participating employee is fully vested at all times in his or her contributions and in the trust fund’s earnings attributable to his or her contributions. An employee becomes fully vested in our contributions and the earnings of the trust fund attributable to our contributions (1) upon the employee’s death, (2) upon the employee’s disability or (3) upon the employee reaching the 401(k) Plan’s normal retirement age, which is the later of age 65 and the completion of five years of service with us. An employee may not withdraw all or any portion of his or her account prior to the date that the employee either (1) incurs a hardship or (2) terminates employment with us. Effective January 1, 2003, the 401(k) Plan was amended to provide that an employee vests in 20% increments annually until fully vested upon the fifth anniversary of his or her participation in the 401(k) Plan.

Equity Compensation Plans

The following table sets forth as of December 31, 2004, the information with respect to (a) number of securities to be issued upon exercise of outstanding options, warrants and rights, (b) weighted average exercise price of outstanding options, warrants and rights and (c) number of securities remaining available for future issuance under equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for Future issuance under equity compensation plans (excluding securities in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,508,776	$9.22	3,621,359
Equity compensation plans not approved by security holders	—	—	—
Total	10,508,776	$9.22	3,621,359

Employment Contracts

On April 3, 2003, we announced the appointment of Mr. Michael O. Johnson as Chief Executive Officer and director. Our subsidiaries, Herbalife International, Inc. (“Herbalife International”) and Herbalife International of America, Inc. (“Herbalife America”) entered into an executive employment agreement (the “Johnson Employment Agreement”) with Mr. Johnson effective as of April 3, 2003 and amended on May 15, 2005. For his services, Mr. Johnson was entitled to receive an annual salary of $850,000. Under the terms of the Johnson Employment Agreement, in addition to his salary, Mr. Johnson shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available by us to our senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife International and Herbalife America. On December 1, 2004, the compensation committee of the Board of Directors approved a new base salary, effective on January 1, 2005, of $1.1 million.

Mr. Johnson is also eligible to receive an annual cash bonus in such amounts and based on such targets, established annually by the Board of Directors in accordance with the Johnson Employment Agreement. Mr. Johnson’s annual bonus for the fiscal year ending December 31, 2004 was $2,450,000 and was dependent, in part, on our 2004 EBITDA performance.

In addition, Mr. Johnson has been granted stock options under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan and the 2004 Plan to purchase an aggregate of 2,955,923 Common Shares of Herbalife at exercise prices as follows: 591,185 shares at $0.88 per share, 591,185 shares at $3.52 per share, 591,185 shares at $10.56 per share, 125,000 shares at $15.00 per share , 591,185 shares at $17.60 per share, and 591,185 shares at $24.64 per share. The options vest under a schedule over time through April 2010. The options expire 10 years after the date of grant. On December 1, 2004, the compensation committee approved an additional stock option grant of 500,000 shares at an exercise price of $15.50. This stock option grant begins vesting in year three whereafter it vests 33 1/3% each year until fully vested in year five.

In the event of any Change of Control (as defined in the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan), 50% of the shares granted pursuant to the options (pro rata according to the number of shares exercisable at the relevant exercise prices specified above for each of the individual tranches) will become immediately vested and exercisable. If, following any Change of Control, all or any portion of the options remain outstanding and Mr. Johnson’s employment is terminated (other than by reason of Mr. Johnson’s resignation without Good Reason or termination by us for Cause (each as defined in the Johnson Employment Agreement)) at any time following such Change of Control, 100% of the shares granted pursuant to the options will immediately vest and become exercisable. In the event Mr. Johnson’s employment is terminated by reason of Mr. Johnson’s death or disability or during the 90 day period before any Change of Control, 100% of the shares granted pursuant to the options will immediately vest and become exercisable.

Under the terms of the Johnson Employment Agreement, the term of Mr. Johnson’s employment is for the period commencing on April 3, 2003, until his employment is terminated for a variety of reasons including death, disability, termination by Herbalife International and Herbalife America with or without cause, termination by Mr. Johnson with or without good reason and termination in connection with certain organic transactions.

Upon termination of Mr. Johnson’s employment by Herbalife International and Herbalife America for cause, or by Mr. Johnson without good reason, Mr. Johnson would be entitled to his then current accrued and unpaid base salary through the effective date of termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination, and not for the year of termination. Mr. Johnson would also be entitled to any rights that may exist in his favor to payment of any amount under any employee benefit plan or arrangement of Herbalife International or Herbalife America, other than those set forth in the Johnson Employment Agreement, in accordance with the terms and conditions of any such employee benefit plan or arrangement.

Upon termination of Mr. Johnson’s employment by Herbalife International and Herbalife America without cause, or by Mr. Johnson for good reason, in addition to the benefits described in the preceding paragraph, Mr. Johnson would also be entitled to an additional amount equal to two years’ base salary and bonus for the year of termination, payable in twenty four equal monthly installments.

In the event that Mr. Johnson’s employment with Herbalife International and Herbalife America is terminated by Herbalife International and Herbalife America without cause, or by Mr. Johnson for good reason, during the period beginning 90 days prior to and ending 90 days following a Sale Event (as defined in the Johnson Employment Agreement), which Sale Event results in the cancellation or termination of Mr. Johnson’s stock options, or in the event that Mr. Johnson delivers written notice of his resignation (for any reason) upon the consummation of or within 90 days following such a Sale Event, in addition to the benefits described in the preceding two paragraphs (to the extent payable pursuant to the terms thereof), Mr. Johnson would also be entitled to an additional amount equal to his annual base salary multiplied by the number of tranches of Mr. Johnson’s stock option grant described above that are out-of-the-money at the time of such Sale Event, meaning that Mr. Johnson receives no consideration in respect of the cancellation or termination of such tranches in connection with the Sale Event.

We have also entered into an executive employment agreement (the “Probert Employment Agreement”) effective July 31, 2003, with Mr. Gregory Probert through our subsidiary Herbalife America. Pursuant to the Probert Employment Agreement, Mr. Probert served as Executive Vice President until December 31, 2003, and as Chief Operating Officer thereafter. The term of the Probert Employment Agreement expires on August 11, 2006. For his services as Executive Vice President, Mr. Probert was compensated at a pro-rated salary of $525,000 per annum. Starting on January 1, 2004, for his services as Herbalife America’s Chief Operating Officer, Mr. Probert is entitled to receive an annual salary of $680,000. Under the terms of the Probert Employment Agreement, in addition to his salary, Mr. Probert is entitled to participate in or receive benefits under each benefit plan or arrangement made available by us to our senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America. On July 8, 2005, the compensation committee approved and recommended, and on July 28, 2005, the Board of Directors approved, a new base salary, effective January 1, 2005, of $750,000.

In addition, Mr. Probert is eligible to receive an annual cash bonus calculated in accordance with the then-current bonus formula approved by us for our most senior officers. Mr. Probert received an annual cash bonus of $1,280,000 for the fiscal year ended December 31, 2004.

Mr. Probert has also been granted stock options under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan and the 2004 Plan to purchase an aggregate of 625,000 Common Shares at exercise prices as follows: 125,000 shares at $5.00 per share, 75,000 shares at $7.00 per share, 40,000 shares at $9.00 per share, 75,000 shares at $11.00 per share, 40,000 shares at $13.00 per share, 100,000 shares of $15.00 per share, 115,000 shares at $17.00 per share, 40,000 shares at $21.00 per share, 75,000 shares at $23.00 per share and 40,000 shares at $25.00 per share. In addition, on December 1, 2004 Mr. Probert was granted 375,000 options to purchase common stock at an exercise price of $15.50 per share. The options vest under a schedule over time through 2010. Specifically, the December grant begins vesting in year three whereafter it vests 33 1/3% each year until fully vested in year five. The options expire 10 years after the date of grant.

In the event of any Change of Control (as defined in the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan), 50% of the shares granted pursuant to the options (pro rata according to the number of shares exercisable at the relevant exercise prices specified above for each of the individual tranches) will become immediately vested and exercisable. If, following any Change of Control, all or any portion of the options remain outstanding and Mr. Probert’s employment is terminated (other than by reason of

Mr. Probert’s resignation without Good Reason or termination by us for Cause at any time following such Change of Control, 100% of the shares granted pursuant to the options will immediately vest and become exercisable. In the event Mr. Probert’s employment is terminated by reason of Mr. Probert’s death or disability or during the 90 day period before any Change of Control, 100% of the shares granted pursuant to the options will immediately vest and become exercisable.

Upon termination of Mr. Probert’s employment by us without cause, or upon his resignation for good reason, if such termination occurs prior to August 11, 2005, Mr. Probert would only be entitled to receive one year’s then-current salary plus bonus. If such termination occurs between August 11, 2005 and August 11, 2006, Mr. Probert would be entitled to receive one year’s then current salary. In the event that Mr. Probert has not obtained subsequent employment by the one year anniversary of his termination, we would commence paying Mr. Probert’s salary in accordance with our payroll practices for senior executives, through the remainder of Mr. Probert’s employment term, subject to Mr. Probert’s duty to mitigate. Such payments would cease if Mr. Probert obtains employment or fails to document his reasonable efforts to seek employment in accordance with the Probert Employment Agreement.

We have also entered into an executive employment agreement (the “Goudis Employment Agreement”) effective June 1, 2004, with Mr. Richard Goudis through our subsidiary Herbalife America. Pursuant to the Goudis Employment Agreement, Mr. Goudis will serve as Chief Financial Officer beginning June 14, 2004, for a term of three years. For his services as Chief Financial Officer, Mr. Goudis will be entitled to a salary of $430,000 for his first full calendar year of employment, $475,000 for his second year, and $500,000 for his third year. Under the terms of the Goudis Employment Agreement, in addition to his salary, Mr. Goudis is entitled to participate in or receive benefits under each benefit plan or arrangement made available by us to our senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America. On July 8, 2005, the compensation committee approved and recommended, and on July 28, 2005, the Board of Directors approved, a new base salary, effective January 1, 2005, of $500,000.

In addition, Mr. Goudis will be eligible to receive an annual cash bonus equal to 50% of his then-current base salary, calculated in accordance with the then-current bonus formula approved by us for our most senior officers. Mr. Goudis received a cash bonus of $265,000 for the fiscal year ended December 31, 2004. We also agreed to grant to Mr. Goudis options under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan and the Herbalife 2004 Stock Incentive Plan to purchase an aggregate of 237,500 Common Shares at exercise prices as follows: 40,000 shares at $8.02 per share; 7,500 shares at $9.00 per share; 40,000 shares at $12.00 per share; 7,500 shares at $13.00 per share; 75,000 shares at $15.00 per share; 40,000 shares at $16.00 per share; 7,500 shares at $17.00 per share; 40,000 shares at $20.00 per share; 7,500 shares at $21.00 per share; 40,000 shares at $24.00 per share and 7,500 shares at $25.00 per share. In addition, on December 1, 2004, Mr. Goudis was granted 150,000 options to purchase common stock at an exercise price of $15.50 per share. Most of the options vest at the rate of 5% per calendar quarter. Specifically, the December grant begins vesting in year three whereafter it vests at a rate of 33 1/3% per year until fully vested in year five. The options expire 10 years after the date of grant. Upon termination of Mr. Goudis’ employment by us without cause, or upon his resignation for good reason, Mr. Goudis would be entitled to receive his then-current base salary for the remainder of the term under the Goudis Employment Agreement, subject to his duty to mitigate; provided that such payments would cease if Mr. Goudis obtains subsequent employment or fails to document to us on a monthly basis that he is making reasonable efforts to seek employment.

The Company has entered into a one year employment agreement with Mr. Henry Burdick, effective as of January 1, 2005, and amended on May 11, 2005, pursuant to which Mr. Burdick will serve as Vice Chairman of the Company. The Agreement provides that Mr. Burdick will be paid a salary of $1.1 million, plus a discretionary bonus of up to $312,500 and options for 60,000 shares which will vest on May 2, 2006. Mr. Burdick will also be eligible to participate in all incentive compensation, incentive stock option, retirement, medical, dental, vision and other employee benefit plans the Company currently has or plans to introduce. The Agreement contains standard confidentiality, non-solicitation/non-competition and intellectual property ownership provisions.

Mr. Burdick was granted 25,000 options to purchase Common Shares at an exercise price of $0.88 per share and 25,000 options to purchase Common Shares at an exercise price of $3.52 per share under the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan, of which 15,000 were exercisable within 60 days of December 31, 2003. In addition the Board of Directors granted Mr. Burdick options to purchase 150,000 Common Shares at a strike price of $0.88 and options to purchase 150,000 Common Shares stock at a strike price of $3.52 under the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan. These 300,000 options have vested. In 2003, Mr. Burdick accepted an executive management position with us and now serves as our Vice Chairman. As a result, Mr. Burdick may no longer be considered an independent director. Under the WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan, the termination of Mr. Burdick as an independent director results in the unexercisable portion of the options granted pursuant to the plan terminating on the date of such termination and the remaining exercisable portion of the options granted pursuant to the plan becoming exercisable for thirty days following termination as an independent director. In light of the fact that the termination of Mr. Burdick’s status as an independent director occurred at the request of the Board, in 2003, the compensation committee took action to waive those provisions that would have resulted in the termination of the unexercisable portion of Mr. Burdick’s options granted under the plan and that would have caused the remaining exercisable portion of those options to become exercisable for only thirty days following the termination of his status as an independent director.

In connection with the engagement of Mr. Burdick as Vice Chairman, Mr. Burdick was granted an aggregate of 200,000 options to purchase Common Shares under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan at exercise prices as follows: 40,000 shares at $0.88 per share, 40,000 shares at $3.52 per share, 40,000 shares at $10.56 per share, 40,000 shares at $17.60 per share, and 40,000 shares at $24.64 per share. The options vest under a schedule over time through June 30, 2008. The options expire 10 years after the date of grant. In May 2005, Mr. Burdick was granted an option to purchase 60,000 Common Shares under the 2004 Plan at $14.85 per share, which vest after one year.

In the event of any Change of Control (as defined in the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan), 50% of the shares granted pursuant to the options (pro rata according to the number of shares exercisable at the relevant exercise prices specified above for each of the individual tranches) issued to Mr. Burdick under that plan will become immediately vested and exercisable. If, following any Change of Control, all or any portion of the options issued to Mr. Burdick under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan remain outstanding and Mr. Burdick’s employment is terminated (other than by reason of Mr. Burdick’s resignation without Good Reason or termination by us for Cause) at any time following such Change of Control, 100% of the shares granted pursuant to the options issued to Mr. Burdick under that plan will immediately vest and become exercisable. In the event Mr. Burdick’s employment is terminated by reason of Mr. Burdick’s death or disability or during the 90 day period before any Change of Control, 100% of the shares granted pursuant to the options issued to Mr. Burdick under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan will immediately vest and become exercisable.

On October 6, 2003, we appointed Mr. Brett R. Chapman as General Counsel and Secretary. We have entered into an executive employment agreement (the “Chapman Employment Agreement”) with Mr. Chapman effective as of October 6, 2003 for a term of three years through our subsidiary, Herbalife America. For his services, Mr. Chapman is entitled to receive an annual salary of $435,000. Under the terms of the Chapman Employment Agreement, in addition to his salary, Mr. Chapman shall be entitled to participate in or receive benefits under each benefit plan or arrangement made available by us to our senior executives on terms no less favorable than those generally applicable to senior executives of

Herbalife America. On July 8, 2005, the compensation committee approved and recommended, and on July 28, 2005, the Board of Directors approved, a new base salary, effective January 1, 2005, of $475,000.

In addition, Mr. Chapman received an annual cash bonus of $517,500 for the fiscal year ending December 31, 2004 and is eligible to receive an annual cash bonus equal to 50% of his base salary, calculated in accordance with the then-current bonus formula approved by us for our most senior officers.

Mr. Chapman has also been granted stock options under the WH Holdings (Cayman Islands) Ltd. Option Plan and the 2004 Plan to purchase an aggregate of 237,500 Common Shares at exercise prices as follows: 75,000 shares at $5.00 per share, 21,875 shares at $7.00 per share, 15,000 shares at $9.00 per share, 21,875 shares at $11.00 per share, 15,000 shares at $13.00 per share, 75,000 shares of $15.00 per share; 36,875 shares at $17.00 per share, 15,000 shares at $21.00 per share, 21,875 shares at $23.00 per share and 15,000 shares at $25.00 per share. In addition, on December 1, 2004, Mr. Chapman was granted 137,500 options to purchase Common Shares at an exercise price of $15.50 per share. The options vest under a schedule over time through 2009. Specifically, the December grant begins vesting in year three whereafter it vests 33 1/3% each year until fully vested in year five. The options expire 10 years after the date of grant.

In the event of any Change of Control (as defined in the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan), 50% of the shares granted pursuant to the options (pro rata according to the number of shares exercisable at the relevant exercise prices specified above for each of the individual tranches) issued to Mr. Chapman under that plan will become immediately vested and exercisable. If, following any Change of Control, all or any portion of the options issued to Mr. Chapman under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan remain outstanding and Mr. Chapman’s employment is terminated (other than by reason of Mr. Chapman’s resignation without Good Reason or termination by us for Cause (as defined in the Chapman Employment Agreement)) at any time following such Change of Control, 100% of the shares granted pursuant to the options issued to Mr. Chapman under that plan will immediately vest and become exercisable. In the event Mr. Chapman’s employment is terminated by reason of Mr. Chapman’s death or disability or during the 90 day period before any Change of Control, 100% of the shares granted pursuant to the options issued to Mr. Chapman under the WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan will immediately vest and become exercisable.

Upon termination of Mr. Chapman’s employment by us without cause, or upon his resignation for good reason, Mr. Chapman would be entitled to receive one year’s then current salary. In the event that Mr. Chapman has not obtained subsequent employment by one year after termination, we would commence paying Mr. Chapman’s salary in accordance with our payroll practices for senior executives, through the remainder of Mr. Chapman’s employment term, subject to Mr. Chapman’s duty to mitigate. Such payments would cease if Mr. Chapman obtains employment or fails to document his reasonable efforts to seek employment in accordance with the Chapman Employment Agreement.

We entered into an executive employment agreement (the “Kane Employment Agreement”) with Brian Kane through our subsidiary Herbalife International Luxembourg S.a.R.L. (“HIL”). The Kane Employment Agreement became effective as of April 4, 2004. The term of the Kane Employment Agreement expires on September 30, 2005. For his services, Mr. Kane was entitled to receive an annual salary of £309,943. Under the terms of the Kane Employment Agreement, in addition to his salary, Mr. Kane was entitled to participate in or receive benefits under each benefit plan or arrangement made available by HIL to its senior executives on terms no less favorable than those generally applicable to senior executives of HIL.

Under the terms of the Kane Employment Agreement, HIL may terminate Mr. Kane’s employment without Cause (as defined in the Kane Employment Agreement) at any time upon six months prior written notice (or pay and continued benefits in lieu thereof). In the event HIL terminates Mr. Kane’s employment with or without Cause, Mr. Kane terminates his employment or Mr. Kane dies or becomes

Disabled (as defined in the Kane Employment Agreement), HIL must pay Mr. Kane all accrued base salary, benefits and other amounts Mr. Kane is entitled to as of the date of termination.

Mr. Kane has been granted stock options as of March 10, 2003 under the WH Holdings (Cayman Islands) Ltd. Option Plan to purchase 603,792 Common Shares of Herbalife at an exercise price of $0.88 per share and 301,896 Common Shares of Herbalife at an exercise price of $3.52 per share. The options granted to Mr. Kane are subject to a vesting schedule whereby 15% of the options vest immediately and thereafter, vest at a rate of 5% each quarter until all of the options become fully vested and exercisable as of June 30, 2007. The options expire 10 years after the date of grant.

Under the terms of the stock option grants, in the event Mr. Kane’s employment with Herbalife is terminated for whatever reason, the unexercisable portion of Mr. Kane’s stock options will terminate on the date of such termination and the exercisable portion of Mr. Kane’s stock options will be treated as follows. If Mr. Kane’s employment is terminated for any reason except for Cause, the exercisable portion of Mr. Kane’s stock options will be exercisable for 30 days following the termination. If Mr. Kane’s employment is terminated on account of a “disability” as defined in Section 22(e) of the Code or death, Mr. Kane or Mr. Kane’s personal representative may exercise the exercisable portion of Mr. Kane’s stock options for 90 days following the termination of employment on account of such disability or Mr. Kane’s death. In addition, in connection with certain transactions involving a change in control (as defined in the stock option agreement) the previously unexercisable portion of Mr. Kane’s stock options will immediately become 100% vested and exercisable immediately prior to the closing of any such transaction.

Mr. Kane, has notified the Company of his retirement effective September 30, 2005. Pursuant to such decision, HIL entered into a Compromise Agreement and a related Consulting Agreement with Mr. Kane. The Compromise Agreement provides the general terms of the resignation, including but not limited to the mechanism for payment of salary and benefits through the resignation date, the forfeiture by Mr. Kane of certain future claims he might have had against HIL and his agreement to indemnify HIL for certain taxes or contributions that may be required to be paid by HIL on any of the benefits Mr. Kane would receive under the Compromise Agreement.

Pursuant to the Consulting Agreement, HIL agreed to engage Mr. Kane as a consultant for a 38-week period commencing October 10, 2005, to provide advice and consultation on matters relating to HIL’s and its affiliates’ business. For such services, HIL will pay Mr. Kane £3,038.67 per week during the term of the Consulting Agreement and will reimburse him for any reasonable, approved out-of-pocket expenses. As part of the Consulting Agreement, Mr. Kane agreed (i) to indemnify HIL for all losses, claims or damages incurred by HIL as a result of any breach by Mr. Kane of his obligations under the Consulting Agreement, (ii) to treat all HIL information confidentially and (iii) not to compete with HIL or solicit any of its employees, customers or distributors for a period of one year after the termination of the Consulting Agreement.

In addition to his duties as a member of our Board of Directors, Charles L. Orr periodically provides consulting services to the Company related to certain projects. Since the beginning of 2003, Mr. Orr has received approximately $93,000 as compensation for such services.

PERFORMANCE GRAPH

Our Common Shares began trading on the NYSE on December 16, 2004. Set forth below is information comparing the cumulative total shareholder return, share price appreciation plus dividends, on the Common Shares of the Company with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers for the period from December 16, 2004 through December 31, 2004. The graph assumes that $100 is invested in each of our Common Shares, the S&P 500 Index and the index of publicly traded peers on December 16, 2004 and that all dividends were reinvested. The publicly traded companies in the peer group are Avon Products, Inc., Nature’s Sunshine Products, Inc., Tupperware Corporation, Nu Skin Enterprises Inc., USANA Health Sciences Inc. and Weight Watchers International, Inc.

Measurement Period	Company	S&P 500 Index	Peer Group Index
December 16, 2004	$ 100.00	$ 100.00	$ 100.00
December 31, 2004	$ 116.07	$ 100.72	$ 101.01

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 16, 2005, Herbalife’s outstanding capital stock consisted of 69,324,921 Common Shares, par value $0.002 per share.

Management participates in our equity through option grants by Herbalife under certain stock incentive plans. See “Certain Relationships and Related Transactions.”

The investment partnerships sponsored by Whitney and Golden Gate Capital and their applicable affiliates have entered into a disposition agreement with respect to sales or other dispositions of our Common Shares or other voting securities as well as a voting agreement with respect to the election of one or more directors of the Company to serve on the Company’s Board of Directors, each as more fully described below under “Certain Relationships and Related Transactions.”

The following table shows the beneficial ownership of Common Shares of Herbalife as of September 16, 2005, and thus the indirect beneficial ownership of the equity interest of Herbalife as of that date, of (1) each of Herbalife’s directors, (2) each of the Named Executive officers, (3) all directors and executive officers as a group and (4) each person or entity known to Herbalife to beneficially own more than five percent (5%) of the outstanding Common Shares of Herbalife. The information set forth in the table below regarding the beneficial ownership of the referenced investment partnerships sponsored by Whitney and Golden Gate and their applicable affiliates is based on the Schedule 13G/A filed with the SEC by such entities and their affiliates on February 14, 2005 and which indicates shared voting and dispositive power over such shares pursuant to the disposition agreement and voting agreement referenced above.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage Ownership on a Fully Diluted Basis(1)
Whitney V, L.P.(2)**	42,075,156	60.1%
Whitney Strategic Partners V, L.P.(2)**	42,075,156	60.1%
Whitney Private Debt Fund, L.P.(2)**	42,075,156	60.1%
Prairie Fire Capital, LLC(2)**	42,075,156	60.1%
Michael R. Stone(2)**	42,075,156	60.1%
Daniel J. O’Brien(2)**	42,075,156	60.1%
CCG Investments (BVI), L.P.(2)***	42,075,156	60.1%
CCG Associates—QP, LLC(2)***	42,075,156	60.1%
CCG Associates—AI, LLC(2)***	42,075,156	60.1%
CCG Investment Fund—AI, LP(2)***	42,075,156	60.1%
CCG AV, LLC—Series C(2)***	42,075,156	60.1%
CCG AV, LLC—Series E(2)***	42,075,156	60.1%
CCG CI, LLC(2) ***	42,075,156	60.1%
Golden Gate Capital Management, LLC(2)***	42,075,156	60.1%
David C. Dominik(2)***	42,075,156	60.1%
Peter M. Castleman(3)**	42,075,156	60.1%
James H. Fordyce**	—
Jesse T. Rogers(4)***	42,075,156	60.1%
Kenneth J. Diekroeger(4)***	42,075,156	60.1%
Leslie Stanford(5)****	1,333,477	1.9%
Leon Waisbein****	319,091	*
Charles L. Orr(6)****	56,269	*
Leroy Barnes(7)****	15,625	*

Peter Maslen(8)****	15,625	*
Richard Bermingham(9)****	19,625	*
Henry Burdick(10)****	728,590	1.0%
Michael O. Johnson(11)****	1,769,727	2.5%
Gregory Probert(12)****	260,000	*
Brett R. Chapman(13)****	91,250	*
Richard Goudis(14)****	76,875	*
Brian L. Kane(15)****	651,442	*
All Directors and Executive Officers as a Group (16 persons)
Total	47,412,752	65.2%

*                                 Less than 1%

**                          c/o Whitney & Co. LLC, 177 Broad Street, Stamford, Connecticut 06901.

***                   c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 33rd Floor, San Francisco, California 94111.

****            c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, California 90067.

(1)                       Applicable percentage of ownership is based upon 69,324,921 Common Shares outstanding as of September 16, 2005, and the relevant number of Common Shares issuable upon exercise of stock options or warrants which are exercisable presently or within 60 days of September 16, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Except with respect to the disposition agreement and voting agreement described under “Certain Relationships and Related Party Transactions” and unless otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law.

(2)                       Represents Common Shares of Herbalife beneficially owned by Whitney V, L.P., Whitney Strategic Partners V, L.P., Whitney Private Debt Fund, L.P., Prairie Fire Capital LLC, Michael R. Stone, Daniel J. O’Brien, CCG Investments (BVI), L.P., CCG Associates—QP, LLC, CCG Associates—AI, LLC, CCG Investment Fund—AI, LP, CCG AV, LLC—Series C, CCG AV, LLC—Series E, CCG CI, LLC and Golden Gate Capital Management, LLC as a result of shared dispositive power pursuant to the disposition agreement and shared voting power pursuant to the voting agreement, each as described under “Certain Relationships and Related Party Transactions.” On December 1, 2004, Whitney entities were granted 455,000 warrants at a strike price of $15.50 per share in connection with the termination of a monitoring agreement. In August 2005, the warrants were assigned to Prairie Fire Capital, LLC, Michael R. Stone and Daniel J. O’Brien, in the amount of 242,718, 198,611 and 13,671 underlying Common Shares, respectively. On December 1, 2004, GGC Administration, L.L.C. was granted a warrant to acquire 245,000 shares at a strike price of $15.50 per share in connection with the termination of a monitoring fee agreement. All of the warrants are exercisable within 60 days of the date of September 16, 2005.

(3)                       Represents shares beneficially owned by Whitney V, L.P., Whitney Strategic Partners V, L.P., Whitney Private Debt Fund, L.P., Prairie Fire Capital LLC, Michael R. Stone and Daniel J. O’Brien. Mr. Castleman is a managing member of the entities that are the general partners of Whitney V, L.P., Whitney Strategic Partners V, L.P., and Whitney Private Debt Fund, L.P., and accordingly he may be deemed to share beneficial ownership of any such shares. Mr. Castleman disclaims beneficial ownership of all shares owned by Whitney V, L.P., Whitney Strategic Partners V, L.P. and Whitney Private Debt Fund, L.P. except to the extent of his pecuniary interest in each such entity.

(4)                       Represents shares beneficially owned by CCG Investments (BVI), L.P., CCG Associates—QP, LLC, CCG Associates—AI, LLC, CCG Investment Fund—AI, LP, CCG AV, LLC—Series C, CCG AV, LLC—Series E and CCG CI, LLC. Messrs. Rogers and Diekroeger are managing members of the entities that are general partners of CCG Investments (BVI), L.P., CCG Associates—QP, LLC, CCG Associates—AI, LLC, CCG Investment Fund—AI, LP, CCG AV, LLC—Series C, CCG AV, LLC—Series E, CCG CI, LLC and Golden Gate Capital Management LLC , and accordingly, they may be deemed to share beneficial ownership of any such shares. Each of Messrs. Rogers and Diekroeger disclaim beneficial ownership of all shares owned by CCG Investments (BVI), L.P., CCG Associates—QP, LLC, CCG Associates—AI, LLC, CCG Investment Fund—AI, LP, CCG AV, LLC—Series C, CCG AV, LLC—Series E, CCG CI, LLC Golden Gate Capital Management LLC , except to the extent of his pecuniary interest in the Golden Gate Entities.

(5)                       Represents shares beneficially owned by Leslie Stanford though Blueline Capital, LLC.

(6)                       Mr. Orr was granted 25,000 options to purchase Common Shares at an exercise price of $0.88 per share and 25,000 options to purchase Common Shares at an exercise price of $3.52 per share, and 41,667 options to purchase Common Shares at an exercise plan of $14.93 per share, of which 49,167 are exercisable within 60 days of September 16, 2005.

(7)                       Mr. Barnes was granted 62,500 options to purchase Common Shares at an exercise price of $14.00 per share of which 15,625 are exercisable within 60 days of September 16, 2005.

(8)                       Mr. Bermingham was granted 62,500 options to purchase Common Shares at an exercise price of $14.00 per share of which 15,625 are exercisable within 60 days of September 16, 2005.

(9)                       Mr. Maslen was granted 62,500 options to purchase Common Shares at an exercise price of $14.00 per share of which 15,625 are exercisable within 60 days of September 16, 2005.

(10)                Mr. Burdick was granted 25,000 options to purchase Common Shares at an exercise price of $0.88 per share and 25,000 options to purchase Common Shares at an exercise price of $3.52 per share, of which 32,500 are exercisable within 60 days of September 16, 2005. In addition, the Board granted Mr. Burdick options to purchase 150,000 Common Shares at a strike price of $0.88 and options to purchase 150,000 Common Shares at a strike price of $3.52. These 300,000 options have vested and are exercisable within 60 days of September 16, 2005. Mr. Burdick was granted an additional 40,000 options to purchase Common Shares at an exercise price of $0.88 per share, 40,000 options to purchase Common Shares at an exercise price of $3.52 per share, 60,000 options to purchase Common Shares at an exercise price of $14.85 per share, 40,000 options to purchase Common Shares at an exercise price of $10.56 per share, 40,000 options to purchase Common Shares at an exercise price of $17.60 per share and 40,000 options to purchase Common Shares at an exercise price of $24.64 per share, of which 112,000 are exercisable within 60 days of September 16, 2005.

(11)                Mr. Johnson was granted 591,185 options to purchase Common Shares at an exercise price of $0.88 per share, 591,185 options to purchase Common Shares at an exercise price of $3.52 per share, 591,185 options to purchase Common Shares at an exercise price of $10.56 per share, 125,000 options to purchase Common Shares at an exercise price of $15.00 per share, 500,000 options to purchase Common Shares at an exercise price of $15.50 per share, 591,185 options to purchase Common Shares at an exercise price of $17.60 per share and 591,185 options to purchase Common Shares at an exercise price of $24.64 per share, of which 1,667,817 are exercisable within 60 days of September 16, 2005.

(12)                Mr. Probert was granted 125,000 options to purchase Common Shares at an exercise price of $5.00 per share, 75,000 options to purchase Common Shares at an exercise price of $7.00 per share, 40,000 options to purchase Common Shares at an exercise price of $9.00 per share, 75,000 options to purchase Common Shares at an exercise price of $11.00 per share, 40,000 options to purchase Common Shares at an exercise price of $13.00 per share, 100,000 options to purchase Common Shares at an exercise price of $15.00 per share, 375,000 options to purchase Common Shares at an exercise price of $14.00 per share, 115,000 options to purchase Common Shares at an exercise price of $17.00 per share, 40,000 options to purchase Common Shares at an exercise price of $21.00 per share, 75,000 options to purchase Common Shares at an exercise price of $23.00 per share, and 40,000 options to purchase Common Shares at an exercise price of $25.00 per share, of which 260,000 are exercisable within 60 days of September 16, 2005.

(13)                Mr. Chapman was granted 75,000 options to purchase Common Shares at an exercise price of $5.00 per share, 21,875 options to purchase Common Shares at an exercise price of $7.00 per share, 15,000 options to purchase Common Shares at an exercise price of $9.00 per share, 21,875 options to purchase Common Shares at an exercise price of $11.00 per share, 15,000 options to purchase Common Shares at an exercise price at $13.00 per share, 137,500 options to purchase Common Shares at an exercise price of $15.50 per share, 75,000 options to purchase Common Shares at an exercise price of $15.00 per share, 36,875 options to purchase Common Shares at an exercise price of $17.00 per share, 15,000 options to purchase Common Shares at an exercise price of $21.00 per share, 21,875 options to purchase Common Shares at an exercise price of $23.00 per share, and 15,000 options to purchase Common Shares at an exercise price of $25.00 per share, of which 91,250 are exercisable within 60 days of September 16, 2005.

(14)                Mr. Goudis was granted 40,000 options to purchase Common Shares at an exercise price of $8.02 per share, 7,500 options to purchase Common Shares at an exercise price of $9.00 per share, 40,000 options to purchase Common Shares at an exercise price of $12.00 per share, 7,500 options to purchase Common Shares at an exercise price of $13.00 per share, 150,000 options to purchase Common Shares at an exercise price of $15.50 per share, 75,000 options to purchase Common Shares at an exercise price of $15.00 per share, 40,000 options to purchase Common Shares at an exercise price at $16.00 per share, 7,500 options to purchase Common Shares at an exercise price of $17.00 per share, 40,000 options to purchase Common Shares at an exercise price of $20.00 per share, 7,500 options to purchase Common Shares at an exercise price of $21.00 per share, 40,000 options to purchase Common Shares at an exercise price of $24.00 per share, 7,500 options to purchase Common Shares at an exercise price of $25.00 per share, of which 76,875 are exercisable within 60 days of September 16, 2005.

(15)                Mr. Kane was granted 603,792 options to purchase Common Shares at an exercise price of $0.88 per share and 301,896 options to purchase Common Shares at an exercise price of $3.52 per share, of which 45,284 are exercisable within 60 days of September 16, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conversion of Preferred Shares

A portion of the proceeds from the offering of the 9 1/2% Notes was applied to pay the original issue price for all of our outstanding 12% Series A Cumulative Convertible Preferred Shares (the “Preferred Shares”). To permit us to convert the Preferred Shares, we amended our Memordandum and Articles of Association to permit our Board of Directors to elect to convert all of the outstanding Preferred Shares into the right to receive a cash payment, for each Preferred Share converted, equal to the original issue price for the Preferred Shares ($1.76 per share), and all accrued and unpaid dividends, plus one Common Share of the Company. In connection with the consummation of this conversion, all of the 2.0 million outstanding warrants to purchase our Preferred Shares were exercised in exchange for our Preferred Shares, and all of our Preferred Shares (including the Preferred Shares issuable upon the exercise of the warrants) were then converted into an aggregate of approximately 52.1 million of our Common Shares.

All of the outstanding Preferred Shares, immediately prior to their conversion into Common Shares, were held by the Equity Sponsors and their affiliates, certain members of our management, and selected distributors. In addition, affiliates of the Equity Sponsors and GarMark Partners, L.P. (“GarMark”) held warrants to purchase an aggregate of 2,040,816 of the Preferred Shares. These parties held certain rights that may have presented an actual or potential conflict of interest in connection with our proposal to convert the Preferred Shares.

Certain Equity Sponsors (and/or their affiliates) and the selected distributors holding Preferred Shares were and are parties to a shareholders’ agreement pursuant to which they have certain rights to determine the composition of our Board of Directors.

In addition, an affiliate of Whitney, one of the Equity Sponsors, was a party to a securities purchase agreement providing that affiliate with the right to designate one observer to our board of directors to attend each meeting of the board and each meeting of the committees of the board for so long as that party holds at least $10 million of our 15.5% senior notes (the “Senior Notes”) (subject to certain exceptions). We purchased all of the Senior Notes on March 8, 2004. See “—Purchase of Senior Notes.”

Purchase of Senior Notes

A portion of the proceeds from the offering of the 9 1/2% Notes was applied to purchase our Senior Notes (face value $38.0 million) at a negotiated price.

All of the Senior Notes, immediately prior to the closing of their repurchase, were held by GarMark, Whitney Private Debt Fund, L.P. (“Whitney Private Debt”), and Green River Offshore Fund Ltd. (“Green River”). Whitney Private Debt and Green River are affiliates of Whitney. GarMark purchased $23.0 million in principal amount of the Senior Notes and received warrants for 1,235,231 of the Preferred Shares and Whitney Private Debt purchased $15.0 million in principal amount of the Senior Notes and received warrants for 805,585 of the Preferred Shares on July 31, 2002 pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) among the Company, as issuer, and GarMark and Whitney Private Debt, as purchasers. On November 27, 2002, Green River purchased $1.6 million in principal amount of the Senior Notes from GarMark and received warrants for 85,929 of the Preferred Shares from GarMark.

The holders of the Senior Notes held certain rights that may have presented an actual or potential conflict of interest in connection with our proposal to purchase the Senior Notes. The Securities Purchase Agreement provided that each holder of $10.0 million or more of the Senior Notes (subject to certain exceptions) could designate one observer to our Board of Directors to attend each meeting of the Board of Directors and each meeting of the committees of the Board of Directors. Each of Whitney Private Debt and GarMark held $10.0 million or more of the Senior Notes. In addition, certain affiliates of Whitney were parties to a shareholders’ agreement with certain of our other shareholders pursuant to which Whitney V, L.P., an affiliate of Whitney, was permitted to nominate four individuals to our Board of Directors, and two additional nominees to our Board of Directors were required to be acceptable to Whitney V, L.P. and CCG Investments (BVI), L.P., an affiliate of Golden Gate Private Equity, Inc. This agreement terminated upon the consummation of the initial public offering.

On February 3, 2004, the Board of Directors approved the offering of the 9 1/2% Notes, the repurchase of our Senior Notes and the related transactions, subject to development of the final terms and the approval of those terms by a special offering committee of the Board of Directors established to determine and approve on our behalf the final terms of the 9 1/2% Notes and the related transactions. During that portion of the meeting relating to the discussion and approval of the purchase of the Senior Notes (a portion of which were owned by Whitney and its affiliates), Messrs. Peter M. Castleman, James H. Fordyce, John C. Hockin and Steven E. Rodgers, members of our Board of Directors at the time of the offering of the 9 1/2% Notes who are also partners of Whitney and various of its affiliates, abstained from the discussion and vote. The remaining members of the board, after considering relevant factors, determined that the purchase of our Senior Notes was desirable and in the best interests of the Company, and approved the purchase of the Senior Notes at such price and on such terms as the special offering committee deemed appropriate in connection with the sale of the 9 1/2% Notes.

On March 3, 2004, the special offering committee approved the final terms of the 9 1/2% Notes and the related transactions, with those of its members who are affiliated with Whitney abstaining from the discussion and vote concerning the purchase of the Senior Notes.

Certain Transactions Relating to Herbalife

In 2004, Whitney acquired a 50 percent indirect ownership interest in Shuster Laboratories, Inc., a provider of product testing and formula development for Herbalife. Total purchases by the Company from Shuster Labs in 2004 were $56,000 and zero for the six months ended June 30, 2005.

In 2004, Whitney acquired through one of its affiliated companies an ownership interest in TBA Entertainment, a provider of creative services to Herbalife. There were no services performed in 2004 for Herbalife, but for the six months ended June 30, 2005, a payment of $5.7 million was made to TBA Entertainment for services relating to the 25th Anniversary Extravaganza, the majority of which were reimbursements of expenses paid to third parties.

In 2004, Golden Gate Capital LLC acquired a 47 percent ownership interest in Leiner Health Products Inc., a nutritional manufacturer and supplier of certain Herbalife products. Total purchases by the Company from Leiner Health Products Inc. in 2004 were $530,000 and $350,000 for the six months ended June 30, 2005.

In January 2005, Whitney, together with its affiliates, acquired Stauber Performance Ingredients (“Stauber”), a value-added distributor of bulk nutraceutical ingredients. Direct sales from Stauber to Herbalife were approximately $76,177 for the fiscal year ended December 31, 2004 and $460,000 for the six months ended June 30, 2005.

The Company believes that the transactions with the above entities are done on an “arms length” basis with “fair market pricing”.

Share purchase agreement

Certain Equity Sponsors (and/or their affiliates) were parties to a Share Purchase Agreement (the “Share Purchase Agreement”) pursuant to which they originally purchased our Preferred Shares. Under the terms of the Share Purchase Agreement, the Equity Sponsors could, subject to approval by our Board of Directors and 75% of our shareholders, require us to pay a dividend to all of our shareholders related to certain income that may be taxable to them resulting from their ownership of our shares. We completed our analysis with regard to this payment and based on this analysis, we made $1.4 million and $4.9 million payments to our shareholders related to certain income that may be taxable to them for the years ended December 31, 2003 and December 31, 2004, respectively. On December 13, 2004, our Board of Directors approved the payment of these distributions to shareholders of record as of December 13, 2004, subject to the approval of 75% of our shareholders. On December 14, 2004, 75% of our shareholders approved these distributions and we distributed these payments as a dividend. The approval and making of these payments was not contingent upon the consummation of the initial public offering.

We have entered into a termination agreement with the parties to the Share Purchase Agreement. Pursuant to the termination agreement, the Share Purchase Agreement and all obligations and liabilities of the parties under the Share Purchase Agreement were terminated, except for our obligation to pay dividends of approximately $1.4 million and $4.9 million to all of our current shareholders in respect of certain income that may be taxable to them for the year ended December 31, 2003 and the period from January 1, 2004 through December 13, 2004, respectively, which we paid as a dividend on December 14, 2004 to shareholders of record on December 13, 2004. In consideration for the termination of the Share Purchase Agreement, we entered into a Tax Indemnification Agreement with certain Equity Sponsors (and/or their affiliates). See “—Tax Indemnification Agreement” below.

Tax Indemnification Agreement

As consideration for the termination of the Share Purchase Agreement, we have entered into a Tax Indemnification Agreement with certain Equity Sponsors (and/or their affiliates) pursuant to which we have agreed to indemnify each of those parties for the Federal income tax liability and any related losses they incur in respect of income of the Company that is (or would be) includible in the gross income of that party for any taxable period under Section 951(a). Under the terms of the Tax Indemnification Agreement, we assume, for this purpose, that each indemnified party is a “United States shareholder” as defined in Section 951(b) of the Code. We do not, however, have any obligation to provide an indemnity with respect to any taxes or related losses incurred that have been reimbursed under the Share Purchase Agreement. Our existing credit agreement will permit us to pay these tax indemnity payments, but it will restrict the aggregate amount that we can pay in any given year to no more than $15 million in the aggregate. We currently anticipate that any amounts that we are required to pay under this agreement in the future will be immaterial to us.

Registration rights agreement

Members of our distributor organization holding our equity securities are also party to a registration rights agreement between the Equity Sponsors and the Company (the registration rights agreement”). Under this registration rights agreement, the Equity Sponsors have unlimited “demand” registration rights permitting them to cause us, subject to certain restrictions, to register certain equity securities and to participate in registrations by us of our equity securities, subject to certain restrictions.

If we at any time propose to register any of our securities under the Securities Act for sale to the public, in certain circumstances holders of Preferred Shares or Common Shares issued upon conversion of the Preferred Shares (including distributor shareholders) may require us to include their shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the registration rights agreement.

Indemnity agreement

In connection with the purchase of the Preferred Shares, Herbalife and WH Acquisition Corp. entered into an indemnity agreement with the Equity Sponsors pursuant to which the Company and

Herbalife International (as successor-in-interest to WH Acquisition Corp.) agreed to indemnify the Equity Sponsors for losses and claims resulting from, arising out of or in any way related to the Acquisition, including existing litigation. Whitney had been sued in San Francisco by Rosemont Associates and Joseph Urso for $20 million in a suit alleging breach of contract, breach of covenants of good faith and fair dealing, quantum meruit and other causes of action arising out of the sale of Herbalife International to Whitney and others. This lawsuit was settled for an undisclosed sum that was not material to us or our financial condition.

Monitoring fee agreements

In connection with the Acquisition, we entered into various agreements with the Equity Sponsors. Pursuant to the monitoring fee agreements entered into in connection with the Acquisition, Whitney and GGC Administration, LLC, an affiliate of CCG Investments (BVI), L.P., conducted certain activities related to such parties’ and its affiliates’ investments in the Company. These activities included activities related to the general management of the Company and its subsidiaries, identification and analysis of potential acquisitions and dispositions by the Company and its subsidiaries, support, negotiation and analysis of financing alternatives for the Company and its subsidiaries, and other activities necessary or advisable with respect to the monitoring of the Company.

In consideration of these services, Herbalife International paid to Whitney and GGC Administration, LLC, quarterly, fees for monitoring services rendered (determined on an hourly basis), and such obligations were guaranteed by us. Such monitoring fees were paid quarterly at a rate of $5.0 million per annum, divided between Whitney and GGC Administration, LLC at a ratio of 65% to 35%, respectively. Herbalife International also agreed to reimburse Whitney and GGC Administration, LLC for their reasonable out-of-pocket expenses and to pay additional transaction fees to them in the event the Company and/or any of its subsidiaries completed add-on acquisitions, divestitures, a transaction resulting in a change of control (as defined therein) or financing involving the Company and/or any of its subsidiaries, and that such obligations would be guaranteed by the Company. In fiscal 2004, Herbalife International reimbursed Whitney and GGC Administration, LLC approximately $1.8 million for their reasonable out-of-pocket expenses incurred since the date of the Acquisition through the payment date, which were invoiced during fiscal 2003. We have entered into a termination agreement with Whitney and GGC Administration, LLC to terminate the monitoring fee agreements in consideration for an aggregate of 0.7 million warrants. Each warrant gives the holder the ability to purchase one share of the Company’s Common Shares at a price of $15.50 per share. This agreement was not contingent on the consummation of the initial public offering. We calculated the fair market value of these warrants utilizing a Black-Scholes Option Pricing Model. We recorded the related $2.9 million amount as a charge against earnings in the fourth quarter of 2004.

We have also agreed to provide customary joint and several indemnification to Whitney and GGC Administration, LLC. See “—Indemnity Agreement.”

WH Holdings (Cayman Islands) Ltd. Stock Incentive Plan

We have established a stock incentive plan that provides for the grant of options to purchase our Common Shares and stock appreciation rights to employees and consultants of Herbalife International. The incentive plan is administered by a committee appointed by the Board of Directors of the Company. In addition, we have established the 2004 Plan that provides for grants of awards to our directors, officers, employees and consultants. See “—Description of Benefit Plans” and “—Employment Contracts.”

WH Holdings (Cayman Islands) Ltd. Independent Directors Stock Option Plan

We have established an independent directors stock option plan that provides for the grant of options to purchase our Common Shares to our independent directors. Directors who are our employees or employees of any of our affiliates or have been designated as directors by our affiliates or our distributors are not independent directors for purposes of director compensation. We have granted options to Henry Burdick and Charles Orr under this plan.

2004 Stock Incentive Plan

We have established the 2004 Plan that provides for the grant of stock options and stock appreciation rights, as well as award of restricted stock, restricted stock units and performance units to our directors, officers, employees and consultants. The 2004 Plan is administered by the compensation committee of the Board of Directors.

Indemnification of Directors and Officers

The Memorandum and Articles of Association provide that, to the fullest extent permitted by the Companies Law (2004 Revision), every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by the Statute, such director, or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted limited liability company. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company, or (c) any claims or rights of action to recover any gain, personal profit, or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under its articles of association. These indemnity agreements generally provide that we will indemnify the parties thereto to the fullest extent permitted by law.

The foregoing summaries are necessarily subject to the complete text of the Company’s articles of association and the indemnification agreements referred to above and are qualified in their entirety by reference thereto.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers, or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Special Cash Dividend

We used a portion of the net proceeds from the initial public offering and the related transactions to pay a $139.7 million special cash dividend to our then current shareholders. Whitney and Golden Gate received approximately $70.5 million and $40.0 million, respectively, based on the number of shares they then beneficially owned. See “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters”.

In March 2004, we completed the $275.0 million offering of the 9 1/2 % Notes. The proceeds of the offering together with available cash were partly used to pay $183.1 million for the original issue price of 104.1 million Preferred Shares and to pay all accrued and unpaid dividends of $38.5 million. Whitney and Golden Gate received cash dividends of approximately $19.8 million and $11.2 million, respectively, based on the shares they then beneficially owned.

Disposition Agreement

The investment partnerships sponsored by Whitney and Golden Gate and their applicable affiliates have entered into an agreement pursuant to which sales or other dispositions of our Common Shares or other voting securities held by one Equity Sponsor, or their respective affiliates, would be subject to the prior approval of the other Equity Sponsor during an initial 12-month veto period. The agreement further provides that, for an additional 6-month period commencing at the expiration of the veto period, the parties will discuss proposed dispositions of our Common Shares with the intent of cooperating in good faith to permit the disposing party to achieve as many of its business and/or economic objectives with respect to the proposed disposition as possible. However, neither party is required to obtain the consent of the other party to dispose of any of our Common Shares following the expiration of the initial 12-month veto period. The agreement covers sales or dispositions only and does not relate to voting, acquisitions, dividends or any other matters relating to ownership of our Common Shares or other voting securities. This agreement will terminate upon the earlier of (1) eighteen months from December 15, 2004 and (2) such time as the aggregate ownership of the Company’s Common Shares by Whitney and Golden Gate falls below 25% of our voting securities.

Voting Agreement

The investment partnerships sponsored by Whitney and Golden Gate and their applicable affiliates have entered into a voting agreement pursuant to which during the term of the agreement, on all matters relating to the election of one or more directors of the Company to serve on the Company’s Board of Directors, whether at an annual general or special meeting of shareholders, each of Whitney and Golden Gate agree to vote all of the Common Shares beneficially owned by Whitney and Golden Gate, respectively, as may be necessary to elect the director nominee(s) designated by Whitney, if one or more affiliates of Whitney have been nominated for director, and the director nominee(s) designated by Golden Gate, if one or more affiliates of Golden Gate have been nominated for director, to serve on the Board of Directors. The voting agreement terminates upon the termination of the disposition agreement described immediately above.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the period from December 16, 2004 through December 31, 2004, except with regard to the following transactions:

•       On December 22, 2004, a Form 4 was filed on behalf of Leslie Stanford, a director of the Company, with respect to the purchase of 42,000 Common Shares on December 15, 2004. Such purchase was made in connection with the Company’s initial public offering;

•       On December 23, 2004, a Form 4 was filed on behalf of Markus Lehmann, a director of the Company, with respect to the purchase of 30,000 Common Shares on December 15, 2004. Such purchase was made in connection with the Company’s initial public offering;

•       On January 6, 2005, a Form 4 was filed on behalf of Michael O. Johnson (Chief Executive Officer and a director of the Company), with respect to the purchase of 100 Common Shares on December 16, 2004. Such purchase was the ceremonial “first trade” of Herbalife Common Shares on the NYSE;

•       On January 18, 2005, Forms 4 were filed on behalf of the following persons with respect to the sale by Whitney and its affiliates of 300,838 Common Shares on December 21, 2004 in connection with the Company’s initial public offering: Peter M. Castleman, Chairman of the Board of Directors of the Company, Daniel J. O’Brien, William Laverack, Jr., Michael R. Stone, Green River Offshore Fund, Ltd., Whitney Strategic Partners V LP, Whitney V LP and Whitney Private Debt Fund LP; and

•       On February 11, 2005, Forms 4 were filed on behalf of the following persons with respect to the sale by Golden Gate and its affiliates of 173,648 Common Shares on December 15, 2004 in connection with the Company’s initial public offering: Kenneth J. Diekroeger, a director of the Company, Jesse T. Rogers a director of the Company, David C. Dominik, Golden Gate Capital Management L.L.C., CCG Investments (BVI), L.P., CCG Associates—QP, LLC., CCG Associates AI, LLC, CCG Investment Fund—AI—LP, CCG AV, LLC—Series C, CCG AV, LLC—Series E and CCG CI, LLC.

“Householding” of Proxy Materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Herbalife Ltd., Assistant Corporate Secretary, 1800 Century Park East Los Angeles, CA 90067, or by calling the Assistant Corporate Secretary at 310-410-9600.

Shareholder Nominations

Your attention is drawn to articles 73 to 76 of the Memorandum and Articles of Association in relation to the requirements applicable to any shareholder who wishes to nominate a person for appointment as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Company Secretary must have been delivered to or mailed and received at the registered offices of the Company or such other address as the Company Secretary may designate not less than 90 days, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

Such notice to the Company Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

Shareholder Proposals for the 2006 Annual General Meeting.

Pursuant to our Memorandum and Articles of Association, for notice of shareholder proposal to be timely, it must have been filed with the Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2006 annual general meeting of shareholders may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than May 30, 2006. Proposals should be sent to Corporate Secretary, Herbalife Ltd., c/o Herbalife International, Inc., 1800 Century Park East, Los Angeles, CA 90067.

Codes of Business Conduct and Ethics and Corporate Governance Guidelines

Our Board of Directors has adopted a corporate code of business conduct and ethics applicable to our directors, officers, including our principal executive officer, principal financial officer, and principal accounting officer and employees, as well as corporate governance guidelines, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our code of business conduct and ethics and corporate governance guidelines are available on our website at www.herbalife.com/index.cfm by following the links to “Investor Relations” and “Corporate Governance,” or in print to any shareholders who requests it.

Proxy Solicitation Costs.

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Annual Report, Financial and Additional Information.

The Annual Financial Statements and Review of Operations of the Company for fiscal 2004 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. A copy of the Company’s Annual Report on Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations” on the Company’s website at http://www.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares of the Company. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of Common Shares of the Company on September 16, 2005.

Requests and inquiries should be addressed to:

Investor Relations
Herbalife Ltd.
c/o Herbalife International, Inc.
1800 Century Park East
Los Angeles, California 90067

Other matters

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

BRETT R. CHAPMAN
General Counsel and Secretary
Dated: September 26, 2005

APPENDIX A

Herbalife Categorical Standards of Independence

An “independent” director is a director whom the Board of Directors has determined has no material relationship with the Company or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1.                the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2.                the director is, or in the past three years has been, affiliated with or employed by the Company’s outside auditor, or a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed in a professional capacity by the Company’s outside auditor;

3.                the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives serves or served in the past three years on the compensation committee;

4.                the director, or a member of the director’s immediate family, receives or has in the past three years received any direct compensation from the Company in excess of $100,000 per year, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5.                the director is an executive officer or employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6.                the director, or the director’s spouse, is an executive officer of a nonprofit organization to which the Company or the Company makes, or in the past three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the nonprofit organization’s consolidated gross revenues (amounts that the Company contributes under matching gifts programs are not included in the payments calculated for purposes of this standard.);

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

A-1

APPENDIX B

Audit Committee Charter

Members

The Board of Directors appoints an Audit Committee of at least three members, consisting entirely of independent directors, and designates one member as chairperson or delegates the authority to designate a chairperson to the Audit Committee. Members of the Audit Committee are appointed by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. For purposes hereof, the term “independent” shall mean a director who meets the New York Stock Exchange (“NYSE”) standards of independence for directors and audit committee members, as determined by the Board.

Each member of the Audit Committee must be financially literate, as determined by the Board. In addition, at least one member of the Committee must be an “audit committee financial expert,” as determined by the Board in accordance with Securities and Exchange Commission (“SEC”) rules.

Purpose, Duties, and Responsibilities

The purpose of the Audit Committee, at a minimum, must be to:

a.                 Represent and assist the Board of Directors in discharging its oversight responsibility relating to: (i) the accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements; (ii) the surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements; (iii) the outside auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and the Company’s outside auditor; and

b.                Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement (if any).

Among its specific duties and responsibilities, the Audit Committee shall:

a.                 Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the outside auditor. In this regard, the Audit Committee shall appoint and retain, subject to ratification by the Company’s stockholders, compensate, evaluate, and terminate when appropriate, the outside auditor, which shall report directly to the Audit Committee.

b.                Obtain and review, at least annually, a report by the outside auditor describing: (A) the outside auditor’s internal quality-control procedures; and (B) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues.

c.                 Approve in advance all audit and permissible non-audit services to be provided by the outside auditor, and establish policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor.

d.                Consider, at least annually, the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the outside auditor describing any relationships between the outside auditor and the Company and any other relationships that may adversely affect the independence of the auditor.

e.                 Review and discuss with the outside auditor: (A) the scope of the audit, the results of the annual audit examination by the auditor, and any problems or difficulties the auditor encountered in the course of its audit work and management’s response; and (B) any reports of the outside auditor with respect to interim periods.

f.                   Review and discuss with management and the outside auditor the annual audited and quarterly financial statements of the Company, including: (A) an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (B) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and (C) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

g.                 Recommend to the Board based on the review and discussion described in paragraphs (iv)—(vi) above, whether the financial statements should be included in the Annual Report on Form 10-K.

h.                Receive reports from the outside auditor and management regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies in internal controls and significant changes in internal controls reported to the Audit Committee by the outside auditor or management.

i.                   Receive reports from management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

j.                    Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

k.                Review and discuss earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

l.                   Review and discuss the Company’s practices with respect to risk assessment and risk management.

m.            Oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s codes of conduct and programs to monitor compliance with such codes.

n.                Review and approve any related party transactions between the company and its directors.

o.                Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

p.                Establish policies for the hiring of employees and former employees of the outside auditor.

q.                Annually evaluate the performance of the Audit Committee and assess the adequacy of the Audit Committee charter.

Outside Advisors

The Audit Committee shall have direct access to the independent auditor, the authority to conduct any investigation appropriate to fulfilling its responsibilities, the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist in the performance of its functions, and shall receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to any such advisors.

Meetings

The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee shall meet periodically in separately held executive sessions with each of management, the principal internal auditor of the Company, the outside auditor, and the general counsel. The Audit Committee shall report regularly to the full Board of Directors with respect to its activities. The majority of the members of the Audit Committee shall constitute a quorum.

APPENDIX C

HEBALIFE LTD.
2005 STOCK INCENTIVE PLAN

1.     Purpose.   The purpose of this Herbalife Ltd. 2005 Stock Incentive Plan (the “Plan”) is to enable Herbalife Ltd. (the “Company”) to attract, motivate, reward and retain its directors, officers, employees and consultants, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

2.     Definitions.   As used in the Plan, the following terms shall have the meanings set forth below:

(a)   “Award” means a grant of an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, a Performance Unit, or a Dividend Equivalent granted to a Participant pursuant to the provisions of the Plan.

(b)   “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee evidencing the grant of each Award.

(c)   “Board” means the Board of Directors of the Company.

(d)   “Change of Control” means the first to occur of:

(i)    an acquisition (other than directly from the Company after advance approval by a majority of the Incumbent Board) of Common Shares or other voting securities of the Company by any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary, or any person in connection with a transaction described in clause (iii) of this Section 2(d), immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities;

(ii)   the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(iii)  the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).

(e)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(f)    “Committee” means the Compensation Committee of the Board.

(g)   “Common Shares” means the Company’s common shares, par value $.002, subject to adjustment as provided in Section 12.

(h)   “Dividend Equivalent” means an Award granted to a Participant pursuant to Section 11.

(i)    “Fair Market Value” means, as of any date, the closing price for a Common Share reported for that date by the New York Stock Exchange (or such other stock exchange or quotation system on which such shares are then listed or quoted) or, if no Common Shares are traded on the New York Stock Exchange (or such other stock exchange or quotation system) on the date in question, then for the next preceding date for which such shares traded on the New York Stock Exchange (or such other stock exchange or quotation system). In the event that the Common Shares are not listed or quoted on any stock exchange or quotation system, the Fair Market Value shall be determined by the Committee in its discretion.

(j)    “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k)   “Option” means an Incentive Stock Option and/or a stock option that is not intended to qualify as an Incentive Stock Option, in each case, granted pursuant to Section 7.

(l)    “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(m)  “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria.

(n)   “Performance Unit” means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(o)   “Prior Plan” means the Company’s 2004 Stock Incentive Plan.

(p)   “Restricted Stock” means Common Shares granted pursuant to Section 9.

(q)   “Stock Unit” means an Award granted to a Participant pursuant to Section 9, pursuant to which Common Shares may be issued in the future.

(r)    “Stock Appreciation Right” means a right granted pursuant to Section 8 that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, an amount equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(s)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(t)    “Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.     Eligibility.   Any person who is a current or prospective director, officer or employee of the Company or of any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition any person who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary.

4.     Effective Date and Termination of Plan

This Plan was adopted by the Board as of September 23, 2005, and it will become effective (the “Effective Date”) when it is approved by the Company’s stockholders, which approval must be obtained within twelve (12) months of the adoption of this Plan. No Awards shall be granted pursuant to the Plan after the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.     Effect on Prior Plan.   On and after the Effective Date, no further grants or awards shall be made under the Prior Plan. Grants and awards made under the Prior Plan before the Effective Date, however, shall continue in effect in accordance with their terms.

6.     Shares Subject to the Plan and to Awards

(a)   Aggregate Limits.   The aggregate number of Common Shares issuable pursuant to all Awards shall equal 4,000,000, plus (i) any Common Shares that were authorized for issuance under the Prior Plan that, as of the Effective Date, remain available for issuance under the Prior Plan (not including any Common Shares that are subject to, as of the Effective Date, outstanding awards under the Prior Plan or any Common Shares that prior to the Effective Date were issued pursuant to awards granted under the Prior Plan) and (ii) any Common Shares subject to awards granted under the Prior Plan that are terminated, expire unexercised, forfeited or settled in cash. Any Common Shares granted as Options or Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) share granted. Any Common Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) shares for every one (1) share granted. The aggregate number of Common Shares available for grant under this Plan, the number of Common Shares subject to outstanding Awards, and the number of Common Shares set forth in the proviso of the preceding sentence shall be subject to adjustment as provided in Section 12. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)   Issuance of Shares.   Common Shares subject to an Award or to an award under the Prior Plan that are terminated, expire unexercised, forfeited or settled in cash shall be available for subsequent Awards under this Plan. Any Common Shares that again become available for grant pursuant to this Article 6 shall be added back as one (1) Common Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and as two (2) Common Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plan. Shares subject to Options or Stock Appreciation Rights that are exercised shall not be available for subsequent awards. The following transactions involving Common Shares will not result in additional Common Shares becoming available for subsequent Awards under this Plan: (i) Common Shares tendered or withheld in payment of an Option; and (ii) Common Shares withheld or tendered for taxes.

(c)   Substitute Awards.   Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, directors or consultants of such acquired or combined company before such acquisition or combination.

(d)   Tax Code Limits.   The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,250,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code. The aggregate number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 4,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an “incentive stock option” under Section 422 of the Code. The maximum amount payable pursuant to that portion of a Performance Unit granted under this Plan for any calendar year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.

7.     Options.   Options may be granted at any time and from time to time to Participants selected by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until such shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan may, but need not be identical; provided that each Option must contain and be subject to the following terms and conditions:

(a)   Purchase Price.   The purchase price under each Option shall be established by the Committee; provided that in no event will the purchase price be less than the Fair Market Value of a Common Share on the date of grant, except for Options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired.

(b)   Payment of Purchase Price.   Unless otherwise provided for by the Committee and set forth in the applicable Award Agreement, the purchase price of any Option may be paid (i) in cash, (ii) by the delivery, either actually or by attestation, of previously owned Common Shares or (iii) by a combination the foregoing. In addition, the purchase price may be paid through such cashless exercise procedures permitted and established by the Committee.

(c)   Option Vesting.   The Committee shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee.

(d)   Option Term.   Each Option shall expire within a period of not more than ten (10) years from the date of grant.

(e)   Termination of Employment.   The Award Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a termination or change in the status of the employment or service of the Participant with the Company or a Subsidiary, which shall be as the Committee may, in its discretion, determine.

(f)    Incentive Stock Options.   Notwithstanding anything to the contrary in this Section 7, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the purchase price of such Option must be at least 110% of the Fair Market Value of a Common Share on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 7 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options to the extent that either (i) the aggregate Fair Market Value of the Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options remain exercisable and unexercised for more than three (3) months following a termination of employment (or such other period of time provided in Section 422 of the Code).

(g)   No Repricing.   Other than in connection with a change in the Company’s capitalization (as described in Section 12), the Company may not, without the approval of stockholders, “reprice” any Options. For purposes of this Plan, the term “reprice” means reducing the exercise price of outstanding Options or canceling outstanding Options with a purchase price in excess of Fair Market Value and granting new Options or other Awards to the holders of canceled Options.

8.     Stock Appreciation Rights.   Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards or not in conjunction with other Awards. The provisions of Stock Appreciation Rights may, but need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before the exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be subject to the same terms and conditions applicable to Options (as set forth in Section 7), including no repricing; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall be subject to the terms and conditions of such Option. Subject to the provisions of Section 7, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate, including, but not limited to, a limit on the amount payable with respect to any Stock Appreciation Right. Stock Appreciation Rights may be settled in Common Shares, cash, or combination thereof, as determined by the Committee.

9.     Restricted Stock and Stock Units.   Restricted Stock and Stock Units may be granted at any time and from time to time to Participants selected by the Committee. Restricted Stock is an award of Common Shares the issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, the value of each Stock Unit will be equal to one Common Share. Restricted Stock and Stock Units granted pursuant to the Plan may, but need not be identical, but each grant of Restricted Stock and Stock Units must contain and be subject to the following terms and conditions:

(a)   Number of Shares Subject to Award.   Each Award Agreement evidencing a grant of Restricted Stock or Stock Units shall contain provisions regarding the number of Common Shares or Stock Units subject to such Award or a formula for determining such number and restrictions on the transferability of the shares or units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case, as the Committee may provide.

(b)   Form of Payment.   To the extent determined by the Committee, Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof.

(c)   Section 83(b) Election.   The Committee may provide in an Award Agreement for an agreement between the Company and the holder of an Award of Restricted Stock as to whether or not such holder will be permitted to make an election under Section 83(b) of the Code with respect to the unvested Common Shares subject to the Award.

(d)   Vesting.   The grant, issuance, retention, vesting and/or settlement of shares subject to Awards of Restricted Stock and Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of such shares subject to Awards of Restricted Stock and under Stock Units subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee; provided that in no event shall the grant, issuance, retention, vesting and/or settlement of shares under Restricted Stock or Stock Unit Awards that is based on performance criteria be subject to a performance period of less than one (1) year. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock or Stock Unit is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, vesting and/or settlement of any Restricted Stock or Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(e)   Discretionary Adjustments and Limits.   Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Stock Units on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee shall determine.

(f)    Voting Rights.   Unless otherwise determined by the Committee: (i) Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction and (ii) Participants shall have no voting rights with respect to Common Shares underlying Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(g)   Dividends and Distributions.   Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Committee. Any such dividends or distributions will be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed.

(h)   Termination of Employment.   The Award Agreement evidencing the grant of an Award of Restricted Stock or Stock Units shall set forth the terms and conditions applicable to such Award upon a termination or change in the status of the employment or service of the Participant with the Company or a Subsidiary, which shall be as the Committee may, in its discretion, determine.

10.   Performance Units.   Each Performance Unit Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria. Performance Units granted pursuant to the Plan may, but need not be identical, but each grant of Performance Units must contain and be subject to the following terms and conditions:

(a)   General.   The Committee shall determine and set forth in an Award Agreement provisions regarding: (i) the target and maximum amount payable to the Participant under the Performance Unit Award, (ii) restrictions on the alienation or transfer of the Performance Unit or Common Shares subject thereto prior to actual payment and (iii) forfeiture provisions.

(b)   Performance Criteria.   The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under a Performance Unit, which criteria may be based on financial performance and/or personal performance evaluations. The Committee shall also establish the term of the performance period as to which performance shall be measured for determining the amount of any payment, which shall not be less than one year, except, in either case, in the event of the Participant’s death or disability or a Change of Control. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Performance Unit that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Performance Unit is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, vesting and/or settlement of any Performance Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(c)   Timing and Form of Payment.   The Committee shall determine the timing of payment of any Performance Unit. Payment of the amount due under a Performance Unit may be made in cash, in Common Shares or a combination thereof, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Performance Unit to be deferred to a specified date or event.

(d)   Discretionary Adjustments.   Notwithstanding satisfaction of any performance goals, the amount paid under a Performance Unit on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations, as the Committee shall determine.

11.   Dividend Equivalents.   Dividend Equivalents may be granted to Participants independently or in tandem with any Award. Dividend Equivalents are payable in cash, Common Shares, or Stock Units in an amount equivalent to the dividends that would have been paid on Common Shares had the shares been outstanding from the date an Award was granted. Dividend Equivalents may be granted with conditions as determined by the Committee, including that such amounts (if any) shall be deemed to have been reinvested in additional Common Shares, and shall be evidenced by an Award Agreement.

12.   Adjustment of and Changes in the Stock

(a)   In the event that the number of Common Shares of the Company shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, cash dividends), or otherwise, each Common Share of the Company which has been authorized for issuance under the Plan, whether such share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 6 of this Plan, may be proportionately adjusted by the Committee to reflect such increase or decrease, unless the Company provides otherwise under the terms of such transaction. The terms of any outstanding Award may also be adjusted by the Committee as to price, number of Common Shares subject to such Award and other terms to reflect the foregoing events.

(b)   Subject to Section 13, in the event there shall be any other change in the number or kind of outstanding Common Shares of the Company, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, whether by reason of a change of control, other merger, consolidation or otherwise, the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as Incentive Stock Options shall comply with the requirements, provisions and restrictions of the Code.

(c)   No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the shares subject to the Award shall be rounded down to the nearest whole share.

13.   Effect of a Change of Control.   Unless otherwise provided for under the terms of a transaction constituting a Change of Control, the Committee may, through an Award Agreement or otherwise, provide that any or all of the following shall occur in connection with a Change of Control, or upon termination of the Participant’s employment following a Change of Control: (a) the acceleration of the vesting and, if applicable, exercisability of any outstanding Award, or portion thereof, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding Award, or portion thereof, (b) the substitution for Common Shares subject to any outstanding Award, or portion thereof, stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, (c) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change of Control in an amount equal to the value of the consideration to be received by holders of Common Shares in connection with such transaction for one Common Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Common Shares subject to such Award, or a portion thereof, and/or (d) the cancellation of any outstanding and unexercised Awards upon or following the consummation of the Change of Control. Any actions or determinations of the Committee pursuant to this Section 13 may, but need not be uniform as to all outstanding Awards, and the Committee may, but need not treat all holders of outstanding Awards identically.

14.   Qualifying Performance-Based Compensation

(a)   General.   The Committee may specify that the grant, retention, vesting, of issuance any Award, or the amount to be paid out under any Award, be subject to or based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(b)   Qualifying Performance Criteria.   For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year.

15.   Transferability.   Unless the Committee specifies otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option and Stock Appreciation Right granted hereunder shall be exercisable only by the Participant during his or her lifetime.

16.   Compliance with Laws and Regulations.   This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body, which the Committee shall determine to be necessary or advisable. No Option shall be exercisable and no shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such Award is effective and current or the Company has determined that such registration is unnecessary. In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of such Award to comply with applicable foreign law.

17.   Withholding.   To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having the Company withhold a portion of the Common Shares that otherwise would be issued to the Participant in connection with the Award, or by the Participant tendering (either actually or by attestation) Common Shares previously acquired.

18.   Administration of the Plan

(a)   Committee of the Plan.   The Plan shall be administered by the Committee which shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself; provided, however, that (i) with respect to any Award that is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the term “Committee” shall refer to a committee of two or more “non-employee directors” as determined for purposes of applying Exchange Act Rule 16b-3; and (ii) with respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the term “Committee” shall refer to a committee of two or more “outside directors” as determined for purposes of applying Section 162(m) of the Code. Subject to the provisions of Section 16 of the Exchange Act and Section 162(m) of the Code, any power of the Committee may also be exercised by the Board. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer.

(b)   Powers of Committee.   Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan; (ii) to determine which persons are Participants; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of shares subject to Awards and the exercise or purchase price of such shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire; (iv) to prescribe and amend the terms of Award Agreements (which may, but need not be identical); (v) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; (vi) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder; and (vii) to make all other determinations and exercise such powers and perform such acts as are deemed necessary or advisable for the administration of this Plan.

(c)   Determinations by the Committee.   All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award.

19.   Amendment of the Plan or Awards.   The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan; provided that, except as provided pursuant to the provisions of Sections 13 and 14, to the extent necessary under any applicable law, regulation or New York Stock Exchange or other applicable listing requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or New York Stock Exchange or other applicable listing requirement. In addition, no amendment or alteration to the Plan or an Award or Award Agreement shall be made that would materially impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.   No Liability of Company.   The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.   Non-Exclusivity of Plan.   Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22.   Governing Law.   This Plan and any Award Agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable U.S. federal law, without reference to principles of conflict of laws. Any reference in this Plan or in the Award Agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.   Compliance with Section 409A of the Code.   This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

24.   No Right to Employment, Reelection or Continued Service.   Nothing in this Plan or any Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time.

APPENDIX D

HERBALIFE LTD.
Executive Incentive Plan

1.     Purpose.   The purpose of this Herbalife Ltd. Executive Incentive Plan (the “Plan”) is to enable Herbalife Ltd. (the “Company”) to attract, motivate, reward and retain its executive officers by providing such individuals with incentive compensation based upon the success of the Company.

2.     Definitions.   As used in the Plan, the following terms shall have the meanings set forth below:

(a)   “Award” means an opportunity granted to a Participant under Section 5 to receive an amount under the Plan.

(b) “Board” means the Board of Directors of the Company.

(c)  “Certification” shall have the meaning set forth in Section 5(c).

(d)   “Chief Executive Officer” means the chief executive officer of the Company, or the person performing the function of the principal executive office of the Company, as of the end of the year.

(e)   “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

(f)    “Committee” means the Compensation Committee of the Board, or such other committee of the Board as may from time to time be designated by the Board to administer the Plan pursuant to Section 4.

(g)   “Covered Employee” means, with respect to any year, the Chief Executive Officer, any other executive of the Company or of any Subsidiary who is a “covered employee” within the meaning of Section 162(m) of the Code, or any successor provision thereto, and any other executive of the Company.

(h)   “Maximum Payment” shall have the meaning set forth in Section 5(b).

(i)    “Participant” means any executive of the Company or of a Subsidiary of the Company selected by the Committee pursuant to Section 5(a) to receive an Award under this Plan with respect to any given Year. A Participant may be a person who becomes an executive during the Year.

(j)    “Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service.

(k)   “Shares” means the Company’s Common Shares, par value $.002, or a stock-based award, issued pursuant to and subject to the limitations of the Herbalife Ltd. 2005 Stock Incentive Plan or another stockholder-approved plan of the Company.

(l)    “Subsidiary” means any corporation of which the Company owns directly or indirectly at least a majority of the outstanding shares of voting stock.

(m)  “Year” means a fiscal year.

3.     Eligibility.   The individuals entitled to participate in the Plan shall be the Company’s Chief Executive Officer and such other Participants as shall be selected from time to time by the Committee.

4.     Administration.

(a)   Composition of the Committee.   The Plan shall be administered by the Committee, as appointed from time to time. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote at a meeting or unanimous written consent. The Committee shall consist of two or more directors, each of whom is an “outside director” as such term is defined under Section 162(m) of the Code.

(b)   Powers of the Committee.   The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms of an Award and whether an Award shall be paid in cash or Shares, not inconsistent with the provisions of the Plan; (iii) determine the time when Awards will be made; (iv) certify whether and the extent to which Performance Criteria have been satisfied in respect of a Year; (v) interpret and administer the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (vii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(c)   Decisions of the Committee.   All decisions, determinations and interpretations by the Committee regarding the Incentive Plan shall be final and binding on all covered individuals who are participants under the Incentive Plan. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A covered individual or other person claiming any benefits under the Incentive Plan may contest a decision or action by the Committee with respect to such person or an actual or potential incentive under the Incentive Plan only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

(d)   Delegation of Authority.   To the extent not inconsistent with the applicable provisions of Section 162(m) of the Code, the Committee may delegate to a subcommittee or to one or more officers of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

5.     Awards

(a)   Establishment of Incentive Program.   Not later than 90 days after the commencement of each Year, the Committee may establish, in writing, the incentive program under this Plan for the Year by determining the performance bonus amount payable to each Participant pursuant to an Award under this Plan, which amount shall be based on one or more Performance Criteria and/or the level of achievement with respect thereto. The Committee shall for each Year, within such 90-day period, select (i) the target bonus amount for each Participant, (ii) the relevant Performance Criteria and their respective targets and (iii) the bonus amounts payable depending upon if and the extent to which the targets for such Performance Criteria are realized. In its sole discretion, the Committee may also reduce, but may not increase, an individual’s incentive calculated under an Award.

(b)   Maximum Payment for Covered Employees.   Notwithstanding any other provision of the Plan to the contrary, the maximum amount payable under an Award to any Covered Employee for any Year (such amount, the “Maximum Payment”) shall not exceed $5,000,000.

(c)   Certification.   As soon as reasonably practicable following the conclusion of each Year, the Committee shall certify, in writing, if and the extent to which the Performance Criteria have been satisfied as and to the extent required by Section 162(m) of the Code (the “Certification”).

(d)   Payment of Awards.   Following the Certification, the Committee shall determine the amount, if any, actually to be paid under an Award to a Participant. The amount payable to a Covered Employee shall not exceed the Maximum Payment. The actual amount of the Award determined by the Committee for a Year shall be paid to each Participant at such time as determined by the Committee in its discretion. Awards shall be paid in cash or, in the Committee’s discretion, in Shares, or any combination thereof.

6.     Generally Applicable Provisions

(a)   Amendment and Termination of the Plan.   The Board may, from time to time, alter, amend, suspend or terminate the Plan in whole or in part and, if suspended or terminated, may reinstate any or all of its provisions, except that without the consent of the Participant, no amendment, suspension or termination of the Plan shall be made which materially adversely affects Awards previously made to the Participant. Notwithstanding the foregoing, no amendment which is material for purposes of shareholder approval imposed by applicable law, including the requirement of Section 162(m) of the Code, shall be effective in the absence of action by the shareholders of the Company.

(b)   Section 162(m) of the Code.   Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards to Covered Employees.

(c)   Section 409A of the Code.   This Plan is not intended to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and shall be administered and interpreted to ensure that no Award under the Plan provides for a “deferral of compensation” within the meaning of Section 409A of the Code.

(d)   Tax Withholding.   The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

(e)   Right of Discharge Reserved; Claims to Awards.   Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(f)    Other Plans.   Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(g)   Severability.   If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

(h)   Construction.   All references in the Plan to “Section” or “Sections,” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(i)    Unfunded Status of the Plan.   The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

(j)    Governing Law.   The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

(k)   Effective Date of Plan.   The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares voting at a duly constituted meeting of the shareholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

(l)    Captions.   The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HERBALIFE LTD.

2005 ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOVEMBER 2, 2005

The undersigned shareholder of HERBALIFE LTD. hereby acknowledges receipt of the Notice of 2005 Annual General Meeting of Shareholders and related Proxy Statement, each dated September 26, 2005, and hereby appoints Michael O. Johnson and Brett R. Chapman, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2005 Annual General Meeting of Shareholders of HERBALIFE LTD., to be held on November 2, 2005, at 4:00 p.m., Pacific Standard Time, at The Park Hyatt Hotel, located at 2151 Avenue of the Stars, Los Angeles, California 90067, and at any adjournments thereof, and to vote all Common Shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY.  IN ORDER TO BE COUNTED, THIS PROXY CARD MUST BE RECEIVED BEFORE THE MEETING.

(Continued and to be Signed on Reverse Side)

Address Change / Comments (Mark the corresponding box on the reverse side)

INSTRUCTIONS

•                  Mark, sign and date your proxy.

•                  Return your proxy in the postage paid envelope provided.

The Board of Directors recommends a vote “FOR” each of the items below.
1.	Election of Directors Nominees:
	01 Peter M. Castleman	☐	For	☐	Against	☐	Abstain
	02 Michael O. Johnson	☐	For	☐	Against	☐	Abstain
	03 John Tartol	☐	For	☐	Against	☐	Abstain

2.	Approval of 2005 Stock Incentive Plan.	☐	For	☐	Against	☐	Abstain

3.	Approval of Executive Incentive Plan.	☐	For	☐	Against	☐	Abstain

4.	Ratification of the appointment of the independent registered public accountants for fiscal 2005	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.  IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXIES ARE AUTHORIZED ON BEHALF OF THE UNDERSIGNED TO VOTE THEREON IN ACCORDANCE WITH HIS OR THEIR BEST JUDGMENT.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s):

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.